       As filed with the Securities and Exchange Commission on December 12, 2001
                                      An Exhibit List can be found on page II-1.

                                                    Registration No. 333-_______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                            ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                 (Name of small business issuer in its charter)

                  DELAWARE                               95-4257380
       (State or other Jurisdiction of     (I.R.S. Employer Identification No.)
       Incorporation or Organization)

                               3205 Lakewood Blvd.
                              Long Beach, CA 90808
                                 (562) 938-8618
   (Address and telephone number of principal executive offices and principal place of business)

                                  Carl L. Chen
                               3205 Lakewood Blvd.
                              Long Beach, CA 90808
                                 (562) 938-8618
            (Name, address and telephone number of agent for service)
-
                                   Copies to:
                             Otto E. Sorensen, Esq.
                      Luce, Forward, Hamilton & Scripps LLP
                          600 West Broadway, Suite 2600
                           San Diego, California 92101
                                 (619) 699-2534
                              (619) 645-5324 (fax)

                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            -----------------------

                         CALCULATION OF REGISTRATION FEE

                                                                            Proposed Maximum     Proposed Maximum      Amount of
          Title of Each Class of Securities                Amount to be    Offering Price Per   Aggregate Offering   Registration
                to be Registered                            Registered        Security/(1/            Price               Fee
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(2)/        154,270,400           $0.25            $ 38,567,600
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(3)/         20,260,000           $0.25               5,065,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(4)/          4,833,764       $0.327-$1.203           2,514,225
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(5)/         22,000,000           $0.25               5,500,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(6)/          2,000,000          $0.242                 484,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(7)/          4,000,000           $0.25               1,000,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(8)/         14,600,000           $0.25               3,650,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(9)/          2,646,412         $0.22275                589,488
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(10)/       189,000,000           $0.25              47,250,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(11)/        26,000,000        $0.25-$0.30            6,887,500
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value/(12)/        14,700,000           $0.25               3,675,000
------------------------------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock, $.0001 par value                 380,000           $0.25                  95,000
------------------------------------------------------------------------------------------------------------------------------------
Total/(13)/                                                  454,690,576                            $115,277,813         $28,820
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the registrant's Class A Common Stock as reported on the Over the Counter Bulletin Board on December 10, 2001.
(2) Issuable as Put Shares under the August 15, 2000, Private Equity Line of Credit Agreement. A total of $17,522,500 in Class A Common Stock remains issuable under this agreement and approximately 200% of the shares issuable at an estimated issuance price per share of $0.22717 is being registered.
(3) Issuable upon the conversion of Series A Preferred Stock. 48,719 shares of Series A Preferred Stock are outstanding as of December 3, 2001, and an additional 8,915 shares of Series A Preferred Stock remain issuable under the line of credit related to the Series A Preferred Stock. 200% of the shares issuable upon the conversion of the $5,763,400 worth of Series A Preferred Stock at an estimated conversion price of $0.1656, less the shares previously registered for conversion on our S-3 Registration Statements filed on May 5, 2000, and February 12, 2001, is being registered.
(4) Issuable upon the exercise of outstanding warrants issued on May 1, 2001, as follows: For puts under the Private Equity Line of Credit Agreement, 436,092 warrants at an exercise price of $1.11, 966,990 warrants at an exercise price of $0.50 and 2,615,682 warrants at an exercise price of $.327; and for puts under the Series A Preferred Stock Equity Line, 480,000 warrants at an exercise price of $1.203 per share and 335,000 warrants at an exercise price of $0.34 per share.
(5) Issuable upon the conversion of Secured Convertible Notes issued under the March 27, 2001, Subscription Agreement. The conversion of $5 million of notes issued and to be issued under this agreement was previously registered on our S-3 Registration Statements filed on April 27, 2001, and July 25, 2001. $3,220,818 worth of notes was outstanding as of December 3, 2001, and $2 million remains available for issuance in additional notes under the agreement. We are registering 200% of the shares issuable upon the conversion of the $5,220,818 in notes at an estimated conversion price of $0.1376 per share, after deducting the shares remaining available for conversion under the previously-filed registration statements.
(6) Issuable upon the exercise of outstanding warrants issued on July 25, 2001, under the March 27, 2001, Subscription Agreement at an exercise price of $0.242 per share.
(7) Issuable upon the exercise of warrants issuable as part of the $2 million in notes available for issuance under the March 27, 2001, Subscription Agreement.
(8) Issuable upon the conversion of a convertible note issued on June 27, 2001. We are registering 200% of the shares issuable upon the conversion of the $1million note at an estimated conversion price of $0.1376 per share.
(9) Issuable upon the exercise of outstanding warrants issued on June 27, 2001, at an exercise price of $0.22275 per share.
(10) Issuable upon the conversion of Secured Convertible Notes issued under the October 26, 2001, Subscription Agreement. $7,750,000 has been issued under the agreement and $5.25 million remains available for issuance in additional notes under the agreement. We are registering 200% of the shares issuable upon the conversion of the notes issued and issuable at an estimated conversion price of $0.1376 per share.
(11) Issuable upon the exercise of warrants issued and issuable under the October 26, 2001, Subscription Agreement. 14 million warrants were issued on October 26, 2001, and 1.5 million warrants were issued on November 12, 2001. For each issuance, the first half of the warrants exercised will have an exercise price of $0.25 per share and the remaining warrants will have an exercise price of $0.30 per share. An additional 10,500,000 warrants remain available for issuance under the agreement.
(12) Issuable upon the conversion of convertible notes issued in lieu of the payment of Finders Fees payable under the March 27, 2001, Subscription Agreement and the October 26, 2001, Subscription Agreement.
(13) Pursuant to Rules 416 and 457 under the Act, additional shares as may be issuable pursuant to the anti-dilution provisions of the warrants are also being registered.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS            Subject To Completion, Dated December __, 2001

     The information in this prospectus is not complete and may be changed.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                               3205 Lakewood Blvd.
                              Long Beach, CA 90808
                                 (562) 938-8618

                               454,690,576 Shares
                              Class A Common Stock

                                  THE OFFERING

    Advanced Aerodynamics & Structures, Inc. ("AASI" or the "Company") may offer and sell up to 454,310,576 shares of AASI Class A Common Stock pursuant to the terms of its Private Equity Line of Credit Agreement; Series A Preferred Stock; Secured Convertible Notes; Convertible Notes; and warrants issued in connection with its Private Equity Line of Credit Agreement, Series A Preferred Stock, Secured Convertible Notes and Convertible Notes.

    The resale of up to 380,000 shares of Class A Common Stock by a certain selling shareholder identified in this prospectus at the prevailing market price or in negotiated transactions.

                                 TRADING SYMBOL
                     AASI (Over the Counter Bulletin Board)

                                ----------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    See "Risk Factors" beginning on page 3.

                                ----------------

         THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ADVANCED AERODYNAMICS & STRUCTURES, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS.

Our Company

         AASI is a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of that aircraft for commercial sale (the "JETCRUZER(TM) 500").

         AASI began development of the JETCRUZER 450 in 1990 and obtained the FAA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. The aircraft was used by AASI and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by the Company and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

         Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate for the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, we decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that we anticipate will not be subject to the limitations imposed by the existing Type Certificate.

         We have FAA approval to amend the Type Certificate, rather than obtain a new Type Certificate. We currently anticipate that we can obtain an amendment to the Type Certificate during the year 2002 and commence commercial production of our aircraft within the same time frame. There can be no assurance, however, that obtaining the amendment will not take longer than anticipated or that we will not experience unforeseen expense or delay in certifying and commercializing our proposed aircraft.

         AASI has not generated any operating revenues to date and has incurred losses from its operating activities, including program development costs of $6.3 million and $5.6 million in 2000 and 1999, respectively. We believe we will continue to experience losses until such time as we begin to sell aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. Such expenses aggregated $37,868,000 from inception through December 31, 2000. The expenses were incurred to develop the JETCRUZER 450 and obtain its Type Certificate, and to begin the design of the JETCRUZER 500 and the STRATOCRUZER 1250. The STRATOCRUZER 1250 is anticipated to be a canard jet aircraft powered by two Williams/Rolls Royce FJ44-2 fan jets. Research and development expenses increased in 2000 as we accelerated the development of the JETCRUZER 500.

                                  The Offering

Class A Common Stock offered                454,690,576 shares

Use of proceeds                             General corporate purposes*

Over the Counter Bulletin Board symbol      AASI

* We will not receive proceeds from the resale by Selling Shareholders of the Class A Common Stock described in this prospectus. However, we will receive proceeds from the initial placement of our Class A Common Stock with the Selling Shareholders under the Private Equity Line of Credit Agreement and, if exercised, we may receive proceeds from the sale of shares issuable upon the exercise of warrants by the Selling Shareholders unless a cashless exercise provision is available and is utilized. Any proceeds received will be used to complete the development, and begin the manufacture, of the JETCRUZER 500.

                     Notice About Forward-Looking Statements

        To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus.

                                  RISK FACTORS

         An investment in shares of our common stock is very risky. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

THE COMPANY HAS INSUFFICIENT CASH TO PAY THE CURRENT PRINCIPAL AND INTEREST DUE UNDER THE SECURED CONVERTIBLE NOTES ISSUED UNDER THE MARCH 27, 2001, SUBSCRIPTION AGREEMENT WHICH PAYMENT COULD BE DEMANDED AT ANY TIME UNDER THE TERMS OF THE NOTES.

         The failure of the Company to continue the listing of its Class A Common Stock on NASDAQ was a violation of the terms of the Company's Secured Convertible Notes issued on March 27, 2001 (the "March 2001 Secured Convertible Notes"). Pursuant to such terms, the holders of the March 2001 Secured Convertible Notes may accelerate the notes and demand immediate repayment of all principal and interest owed pursuant to the notes. The Company does not have sufficient cash to comply with a demand for repayment of all the March 2001 Secured Convertible Notes. If the holders of the March 2001 Secured Convertible Notes were to demand repayment of the principal and interest under such notes, and the Company were unable to make such repayment, such holders could take various actions to accomplish repayment, including, but not limited to, foreclosure on the Company's assets, virtually all of which were pledged as security for the March 2001 Secured Convertible Notes. Any demand for repayment of the March 2001 Secured Convertible Notes would have a material adverse effect upon the Company and could jeopardize its ability to continue its development efforts or to continue operations.

         Additionally, interest payments on all outstanding notes issued pursuant to the March 27, 2001, Subscription Agreements which became due on June 30, 2001, and September 30, 2001, have not been paid. Pursuant to the terms of the notes, the holders have the right to call the notes due. The Company is in the process of obtaining waivers from the noteholders waiving only their right to call the notes due, but not the payment of interest.

PAYMENT OF THE CONVERTIBLE NOTES ISSUED UNDER THE JUNE 27, 2001, SUBSCRIPTION AGREEMENT COULD BE DEMANDED AT ANY TIME UNDER THE TERMS OF THE NOTES.

         Interest payments on all outstanding notes issued pursuant to the June 27, 2001, Subscription Agreement which became due on September 30, 2001, have not been paid. Pursuant to the terms of the notes, the holder has the right to call the notes due. The Company is in the process of obtaining waivers from the noteholder waiving only its right to call the notes due, but not the payment of interest.

RISK OF LOW-PRICE STOCKS.

         AASI's Class A Common Stock is classified as a "penny stock" by the Commission. This classification severely and adversely effects the market liquidity for our Class A Common Stock. Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         As a "penny stock" shares of AASI's Class A Common Stock are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's prior written consent to the transaction. Consequently, the rule may adversely affect the ability of broker-dealers to sell AASI's securities and may adversely affect the ability of holders of AASI's securities to sell such securities in the secondary market.

WE ARE A DEVELOPMENT STAGE COMPANY IN AN EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESS; NO COMMERCIAL OPERATIONS.

         AASI is in the development stage and has not commenced any commercial operations or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties usually encountered by an enterprise in the Company's stage of development, many of which may be beyond our control. These include unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which we plan to operate, marketing problems and additional costs and expenses that may exceed current estimates. AASI has been engaged primarily in research and development since its inception and has not completed the development of the JETCRUZER 500. We may not be able to successfully develop the JETCRUZER 500 or any other aircraft. We may not be granted the necessary regulatory approvals to produce and sell our aircraft, and our aircraft may not prove to be commercially viable or marketable.

WE HAVE ACCUMULATED A SUBSTANTIAL DEFICIT; WE HAVE A HISTORY OF LOSSES; WE EXPECT SUBSTANTIAL FUTURE LOSSES.

         To date, AASI has incurred significant losses. At December 31, 2000, we had an accumulated deficit of approximately $61,792,000. We incurred net losses of approximately $9,341,000 and $10,715,000 for the years ended December 31, 1999 and 2000, respectively. These losses have resulted principally from significant costs associated with the development of the JETCRUZER 500. AASI expects to incur further losses for the foreseeable future due to significant costs associated with amending its FAA Type Certificate, manufacturing its proposed aircraft, obtaining the necessary regulatory approvals, and marketing and selling its proposed aircraft. There can be no assurance that sales of the Company's aircraft will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.

WE WILL NEED ADDITIONAL FINANCING.

         AASI believes that its current cash balance with the additional funding obtained subsequent to September 30, 2001, and the remaining availability to issue up to $7,250,000 of Secured Convertible Notes under the put agreements will be sufficient to meet its cash requirements at least to the beginning of the third quarter of 2002; however, we may require additional financing prior to that time. Also, if required, additional financing may not be available on acceptable terms or at all. In addition, we will need to obtain additional financing in order to finish our development of the JETCRUZER 500. Failure to obtain such additional financing would have a material adverse effect on our business and prospects and could require that we severely limit or cease our operations.

REGULATORY UNCERTAINTY.

         AASI intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. In addition, we will be required to obtain an amendment to our Type Certificate or a new type certificate if and when we develop additional aircraft. Obtaining a new or amended FAA type certificate can be difficult, costly, and time consuming. We may not be successful in obtaining a new type certificate or amendments to our existing Type Certificate for an aircraft. Further, if one or more new or amended type certificates are obtained, they may be subject to conditions which may adversely affect the use of the proposed aircraft for their intended purpose.

         AASI will also need to obtain an FAA production certificate for the commercial production of its aircraft and airworthiness certificates for individual aircraft upon the completion of manufacture. AASI may not be able to obtain a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft, and therefore there can be no assurance that the Company will be able to produce and sell aircraft.

         AASI will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. A modification, suspension, or revocation could occur if, in the FAA's judgment, compliance with airworthiness or safety standards by AASI was in doubt. If the FAA were to suspend or revoke AASI's type or production certificate for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgment, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a requirement that we develop appropriate design changes at our expense. Foreign authorities could impose similar obligations upon AASI as to aircraft within their jurisdiction. Any or all of these occurrences could expose AASI to substantial additional costs and/or liabilities.

LIMITED PRODUCT LINE; FLUCTUATIONS IN SALES OF AIRCRAFT.

         Initially, the JETCRUZER 500 is intended to be AASI's only product available for commercial sale. Accordingly, our operating results and the future development of additional products will depend substantially upon the successful sale of that aircraft, as to which there can be no assurance. Moreover, if there is a downturn in the market for general aviation aircraft due to economic, political or other reasons, we would not be able to rely on sales of other products to offset the downturn. It is possible that sales of business aircraft could decline in the future for reasons beyond our control. Furthermore, if a potential purchaser is experiencing an economic downturn or is for any other reason seeking to limit its capital expenditures, the high unit selling price of a new aircraft may result in such potential purchaser deferring its purchase or electing to purchase a pre-owned aircraft or a lower priced aircraft. Further, since AASI intends to rely on the sale of a relatively small number of high unit selling price aircraft to provide substantially all of its revenue, small decreases in the number of aircraft delivered in any year may have a material negative effect on the results of operations for that year. In addition, small changes in the number and timing of deliveries of, and receipt of payments on, new aircraft may have a material effect on our liquidity.

WE FACE NUMEROUS COMPETITORS, SOME OF WHICH HAVE GREATER RESOURCES.

         Our aircraft will compete with other aircraft that have comparable characteristics and capabilities. Most of our competitors, including Cessna Aircraft Co. (maker of the Caravan), Socata (maker of the TBM), Pilatus (maker of the PC-12), Raytheon Aircraft Co. (Beechcraft) (maker of the King Air) and New Piper Aircraft Corp. (maker of the Malibu Mirage and the Meridian propjet), are substantially larger in size and have far greater financial, technical, marketing, and other resources than we do. Certain of our actual and potential competitors have greater financial and other resources that may allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft, and these competitors may introduce such aircraft and aircraft changes prior to the delivery of our first aircraft. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products than are available to us. In addition, we will need to convince potential customers of the advantages of our aircraft as compared to competitors' aircraft having a more conventional design and appearance. Future technological advances may result in competitive aircraft with improved characteristics and capabilities that could adversely affect our business. Our aircraft may also compete with used aircraft which become available in the resale market at prices sufficiently lower to offset deficits in performance, if any, as compared to our aircraft.

RELIANCE ON SINGLE SOURCE SUPPLIERS.

         AASI will be dependent on certain suppliers of products in order to manufacture its aircraft. In particular, we will be dependent on Pratt & Whitney to supply the propjet engine for the JETCRUZER 500. We have no contractual right to obtain any specified number of engines from Pratt & Whitney. Should our ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of the engines increase, our ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our ability to significantly increase our production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of key suppliers to increase their delivery rates. When we are ready to begin the manufacture of our aircraft, the prices to obtain materials and components may have changed and a number of suppliers may need to be replaced. Our inability to obtain supplies to manufacture our products would have a material adverse effect on our business prospects, operations and financial condition.

INSURANCE AND PRODUCT LIABILITY EXPOSURE.

         Because the failure of an aircraft manufactured by AASI or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, we could be subject to lawsuits involving product liability claims, which lawsuits may involve claims for substantial sums. Although we intend to obtain comprehensive product liability insurance prior to the commencement of commercial sales of our aircraft, such insurance can be expensive and subject to various coverage exclusions and may not be obtainable by us in the future on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Increased insurance costs and/or liability costs could require an increase in the price of our aircraft and therefore could have a negative impact on sales.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

         AASI expects to derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter due to, for example, unanticipated shipment rescheduling or cancellations, supplier delays in the delivery of component parts or unexpected manufacturing difficulties, could have a material and adverse effect on our financial position and results of operations for that quarter.

RISKS OF INTERNATIONAL OPERATIONS.

         AASI intends to market and sell its aircraft to foreign customers. Accordingly, AASI will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruptions, differences in airworthiness and certification standards imposed by foreign authorities, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could have an adverse effect on our business. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell aircraft in particular countries or deliver products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with its customers. In addition, foreign certification or equivalent approval is required prior to importing an aircraft into a foreign country, and we may not receive such certification or equivalent approval in any country. Our success will depend in part upon our ability to obtain and maintain foreign certifications or equivalent approvals and manage international marketing, sales and service operations.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT PERSONNEL.

         AASI's success to date has depended in large part on the skills and efforts of Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and, to a lesser extent, on the skills and efforts of Mr. Gene Comfort, the Company's Executive Vice President. AASI has obtained key-man life insurance coverage with respect to Dr. Chen and Mr. Comfort in the face amounts of $2,000,000 and $1,000,000, respectively, naming AASI as beneficiary. Our future success will depend to a significant extent on our ability to hire certain other key employees on a timely basis. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. AASI will experience increased costs in order to retain and attract skilled employees. AASI's failure to attract additional qualified employees on a timely basis or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

RISKS OF PLANNED GROWTH.

AASI plans to significantly expand its operations during 2002, which could place a significant strain on its limited personnel, financial and other resources. We intend to expand our manufacturing capabilities and commence commercial manufacture of aircraft. Our efforts to conduct manufacturing activities may not be successful, and we may not be able to satisfy commercial scale production requirements on a timely and cost-effective basis. Our ability to manage this growth, should it occur, would require significant expansion of our engineering, production, marketing and sales capabilities and personnel. We may not be able to find qualified personnel to fill additional engineering, production, and sales and marketing positions or be able to successfully manage a larger sales and marketing organization.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS.

         Dr. Carl Chen, AASI's Chairman and Chief Executive Officer, and C.M. Cheng, a Director of the Company, beneficially own, or have voting control over, shares of AASI's capital stock representing approximately 70% of the total voting power of AASI. Accordingly, they will continue to be able to elect at least a majority of

         AASI's directors and thereby direct the policies of AASI for the foreseeable future. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change of control of AASI. As a result, potential acquirors may be discouraged from seeking to acquire control of AASI through the purchase of Class A Common Stock, which could have a depressive effect on the market price of our securities.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW.

         Pursuant to AASI's Certificate of Incorporation, and as authorized under applicable Delaware law, directors and officers of AASI are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law or (iv) for any transaction in which a director has derived an improper personal benefit.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS; ENHANCED VOTING POWER OF CLASS B COMMON STOCK AND CLASS E COMMON STOCK.

         AASI's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by AASI's Board of Directors without stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Class A Common Stock. The issuance of preferred stock could make the possible takeover of AASI or the removal of management of AASI more difficult, discourage hostile bids or control of AASI in which stockholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock. In addition, AASI is subject to Delaware General Corporation Law provisions that may have the effect of delaying, deferring or preventing certain changes of control of AASI. Furthermore, the disproportionate vote afforded the Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change in control of AASI.

SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS.

         Future sales of common stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of AASI's securities. As of December 3, 2001, AASI had outstanding 42,348,932 shares of Class A Common Stock, warrants issued under various agreements for 37,654,523 shares of Class A Common Stock, 10,400,000 Class A Warrants and 6,900,000 Class B Warrants (excluding the 10,400,000 Class B Warrants issuable upon the exercise of the Class A Warrants), 48,719 shares of Series A Preferred Stock, 1,900,324 shares of Class B Common Stock, and 8,000,000 shares of Class E Common Stock. The Class A and Class B Warrants have been extended until December 31, 2001. The shares of Class E Common Stock are not currently transferable and are subject to redemption by AASI for a nominal consideration if AASI does not meet certain income or stock price levels, and are convertible into Class B Common Stock if AASI does meet such levels. Sales of common stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ STOCK MARKET.

         Our Class A Common Stock was delisted from the NASDAQ Stock Market in April 2001, and it is now traded through the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our securities has been severely impacted, not only by the number of securities which can be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of AASI, and lower prices for our securities than might otherwise be attained.

NO DIVIDENDS.

         AASI has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

VOLATILITY OF STOCK PRICE MAY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF PREFERRED STOCK.

         The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

         -- Announcements of financial results and other developments relating to our business;

         --   Changes in the general state of the economy; and

         -- Changes in market analyst estimates and recommendations for our common stock.

         Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series A Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor below.

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

         Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of preferred stock. As of December 3, 2001, we had 48,719 shares of Series A Preferred Stock outstanding. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock may constitute a significant greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of one share of Series A Preferred Stock is calculated as $100 (plus any accrued and unpaid dividends on such share) divided by the conversion price. The conversion price is equal to the lesser of (1) 100% of the average of the closing bid price of the common stock on the last three trading days before the date of initial issuance of shares of Series A Preferred Stock, or (2) 90% of the average of the eight lowest closing bid prices of the common stock during the last 180 trading days before the date of conversion. Therefore, there is a possibility that the Series A Preferred Stock may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

         The exact number of shares of common stock into which the Series A Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. The following consequences could result:

         -- If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

         -- The dilution caused by conversion of Series A Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

         -- Once downward pressure is placed on the market price of our stock, the pressure could encourage short sales by holders of Series A Preferred Stock and others, thus placing further downward pressure in the price of the common stock.

         -- The conversion of Series A Preferred Stock would dilute the book value and earnings per share of common stock held by our existing shareholders.

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE NOTES MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

         Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of convertible notes. As of December 3, 2001, we had $12,881,827 aggregate principal amount of convertible notes outstanding. We expect to issue another $7,250,000 aggregate principal amount of convertible notes. The number of shares of common stock issuable upon conversion of the convertible notes may constitute a significant greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of the notes is calculated by dividing the aggregate principal amount outstanding by the conversion price. The conversion price is, at the option of the holder (1) the closing price of our common stock on the last trading day immediately preceding the date of the initial issuance of the notes, or (2) 80% of the average of the three lowest closing bid prices of the common stock during the last 60 trading days before the date of conversion, or (3) $.25. Therefore, it is likely that the notes may convert to common stock at a rate which is below the prevailing market price of the common stock at the time of conversion.

         The exact number of shares of common stock into which the notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the notes. The following consequences could result:

          -- If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the notes, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

          -- The dilution caused by conversion of notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

          -- Once downward pressure is placed on the market price of our stock, the pressure could encourage short sales by holders of notes and others, thus placing further downward pressure in the price of the common stock.

          -- The conversion of notes would dilute the book value and earnings per share of common stock held by our existing shareholders.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the sale of shares underlying the Series A Preferred Stock, the Secured Convertible Notes, the Convertible Notes or the warrants or any of the outstanding shares, the resale of which is registered pursuant to the registration statement of which this prospectus is a part. However, we may sell to certain Selling Shareholders, subject to effective registration and applicable volume and other limitations, up to $17,522,500 of Class A Common Stock under the Private Equity Line of Credit Agreement. Additional amounts may be received if the warrants to purchase Class A Common Stock issued under various agreements are exercised without the use of any applicable cashless exercise provision.

         In the event that the proceeds described above are received, we intend, in the following order to priority, to use the proceeds from this offering (excluding proceeds from warrant exercises), if any, as follows:

Expenses of Financing

         Expenses of Registration, Issuance, and Distribution       $     41,820

Working Capital                                                     $ 17,480,680

         Total Proceeds                                               17,522,500
                                                                      ==========

                           PRICE RANGE OF COMMON STOCK

         Our Class A Common Stock is traded on the Over the Counter Bulletin Board under the symbol "AASI." The following table shows the high and low last sale prices for our Class A Common Stock, as reported on the NASDAQ National Market and the Over the Counter Bulletin Board. Our stock was delisted from NASDAQ National Market during the second quarter of 2001.

         YEAR                PERIOD                     HIGH             LOW

         Fiscal Year 2000    First Quarter              6.688           2.500
                             Second Quarter             5.250           2.781
                             Third Quarter              3.375           2.500
                             Fourth Quarter             2.156            .344

         Fiscal Year 2001    First Quarter              0.687           0.250
                             Second Quarter             0.380           0.190
                             Third Quarter              0.332           0.180
                             Fourth Quarter             0.330           0.173
                             (as of December 3, 2001)

         As of December 3, 2001, our Class A Common Stock shares were held by 164 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our Class A Common Stock is American Stock Transfer, 40 Wall Street, New York, NY 10005.

                                 Dividend Policy

         We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

         THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS."

         Certain statements contained in this report, including statements concerning our future cash and financing requirements, our ability to raise additional capital, our ability to obtain market acceptance of its aircraft, our ability to obtain regulatory approval for its aircraft, and the competitive market for sales of small business aircraft and other statements contained herein regarding matters that are not historical facts, are forward-looking statements; actual results may differ materially from those set forth in the forward-looking statements, which statements involve risks and uncertainties, including without limitation to those risks and uncertainties set forth in this Prospectus under the heading "Risk Factors."

         AASI is a development stage enterprise organized to design, develop manufacture and market propjet and jet aircraft intended primarily for business use. Since its inception, we have been engaged principally in research and development of its proposed aircraft. In March 1990, we made application to the FAA for a Type Certificate for the JETCRUZER 450, which Certificate was ultimately granted in June 1994. We have not generated any operating revenues to date and have incurred losses from such activities. We believe we will continue to experience losses until such time as we commence the sale of aircraft on a commercial scale.

         Prior to commencing commercial sales of the JETCRUZER 500, we will need among other things, to complete the development of the aircraft, obtain the requisite regulatory approvals, hire additional engineering and manufacturing personnel and expand its sales and marketing efforts. We expect to receive progress payments during the construction of aircraft and final payments upon the delivery of aircraft. However, we believe we will continue to experience losses until such time as we commence the sale of aircraft on a commercial scale.

         In late 2000, certain of our investors invited three aviation industry expert executives to visit AASI for due diligence and issue a report (investors' report) regarding the status of the JETCRUZER 500 project. The report, issued in the first quarter of 2001, was most enthusiastic about AASI and its JETCRUZER 500 project.

         Based on the investors' report, and as the result of the delays caused by the shortfall in funding due to market conditions and the events of September 11th, we believe that we will require approximately $15,000,000 and efforts through the end of 2002 to complete development of the JETCRUZER 500 and obtain an amendment of our FAA Type Certificate. This amount of money includes the cost of equipment and tooling, static and flight-testing of the aircraft, and the employment of the necessary personnel to build and test the aircraft. There can be no assurances, however, that our cost to complete development of the JETCRUZER 500 will not exceed $15,000,000 or that additional delays will not be encountered.

         On March 27, 2001, we consummated an agreement with certain investors to provide AASI $4,100,000 through a convertible debenture. Under the same agreement, an additional $1,000,000 was provided on July 25, 2001, with an additional $2,000,000 to be provided at a later date. The debentures are convertible into Class A Common Stock at various prices. On June 27, 2001, we obtained new financing of $1,000,000. This financing is separate and in addition to those of March 27, 2001, and July 25, 2001, described above. The June 27, 2001, financing consisted of a $1,000,000 Convertible Note bearing interest at a rate of 5%. The Note was issued to an accredited investor, as defined by Regulation D rules issued by the Securities and Exchange Commission under the Securities Act of 1933. Until such time that the debentures of March 27, 2001, and July 25, 2001, and the secured note from the October 2001 financing are converted, our interest in our assets is security for their repayment. Management believes that our current cash balance with the additional funding obtained subsequent to September 30, 2001, will be sufficient to finance our plan of operations to the beginning of the second quarter of 2002, at which time additional funding will be required and is expected, either through the use of the equity lines or additional debt financing. If our estimates prove to be incorrect, or additional sources of financing are unavailable, we will have to curtail our development plans.

         During the quarter ended September 30, 2001, and immediately following that date, we accomplished the following important steps that lead towards achieving the goals listed above:

         -- The new heavy duty, upgraded, landing gear for JETCRUZER S/N 0003 were received and inventoried and prepared for transfer to the assembly area after inspection.

         --       Prepared forward wing in for structural testing.

         -- Finished wiring through the forward pressure bulkhead to the heart of the electrical system, the J box or Junction box. The box is a switching junction for various electrical components and systems.

         -- Conducted critical, FAA 100% limit load test. AASI passed the FAA witnessed test to their complete satisfaction. This test checks for binding of all movable parts, while at 100% limit loads.

         -- The forward wing meets the FAA specifications to fly the conformed JETCRUZER 500 S/N 0003. The load test was witnessed by the FAA as it passed the last of all tests for 100% limit load requirements on the forward wing. This was a negative G load test similar to the positive load test shown above.

         -- The main fuselage fuel tank was finished and readied for test and installation.

         -- The JETCRUZER 500 received FAA go ahead for the last static test on the forward wing - 150% Ultimate Load.

         -- The JETCRUZER fuel tank passed FAA pressurization tests on its first test.

         --    The JETCRUZER pilot seats passed fit and function testing.

         During the balance of 2001 and in 2002, we intend to focus our efforts on the following events:

         -- The completion of up to two flight test aircraft for participation in high-speed cruise and other flight-testing.

         -- The completion of ERP (enterprises resources planning) system phase II implementation, including a bar code system and Internet interface capability with customers and vendors.

         --    The completion of all major structural and system tests.

         -- Completing Company high-speed cruise flight-testing to assure customers of the JETCRUZER 500's speed.

         -- The commencement of limited JETCRUZER 500 production. Upon the successful completion of the Company speed tests, we immediately will commence production of the first JETCRUZER 500 planes. We anticipate that production will start with a lot of 4 planes.

         -- The start of progress payment collections. As we start the production process, each customer whose plane is being built will be requested to make an initial progress payment, as specified in the customer's purchase contract. We believe this event will assist the start of positive cash flow.

         -- Obtaining Type Inspection Authorization (TIA). This event marks the end of Company flight tests and means that the FAA will test the plane, using its pilots. We believe that this event will occur in the year 2002.

         -- Obtaining an amended Type Certificate (TC) for the JETCRUZER 500 from the FAA. This means that we may deliver planes to our customers. We believe that this event will occur in the year 2002.

         -- Delivering the first JETCRUZER 500. With the delivery of our first plane, we will record our first sales revenue and costs of goods sold.

         -- Obtaining a production certificate from the FAA. This will allow use of our specified inspectors during the production and delivery processes of the JETCRUZER 500. This certification should quickly follow the receipt of the TC.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 2001, we had a negative working capital of ($4,875,000) and stockholders' deficiency of ($5,925,000). Since our inception in January 1990, we have experienced continuing negative cash flow from operations, which, prior to the December 1996 IPO, resulted in our inability to pay certain existing liabilities in a timely manner. We have financed our operations through private funding of equity and debt and through the proceeds generated from our December 1996 initial public offering.

         We expect to continue to incur losses until such time, if ever, as we obtain regulatory approval for the JETCRUZER 500 and related production processes and market acceptance for its proposed aircraft at selling prices and volumes which provide adequate gross profit to cover operating costs and generate positive cash flow. Our working capital requirements will depend upon numerous factors, including the level of resources devoted by AASI to the scale-up of manufacturing and the establishment of sales and marketing capabilities and the progress of our research and development program for the JETCRUZER 500 and other proposed aircraft.

         Our management team has developed a financial plan to address its working capital requirements. On March 6, 2000, we entered into a series of subscription agreements for the sale of up to $10,000,000 of 5% Cumulative Convertible Series A Preferred Stock, from which we have received net proceeds of $8,265,000, to date.

         On August 11, 2000, we finalized an "equity line" which permits us to sell up to $20,000,000 of our Class A Common Stock through a Regulation D offering to a private investor. As of September 30, 2001, we have received net proceeds in the amount of $2,035,000.

         On March 27, 2001, we consummated an agreement with certain investors to provide AASI with $4,100,000 through a convertible debenture. On July 25, 2001, under the same agreement, an additional $1,000,000 was obtained. An additional $2,000,000 may be provided at a date to be determined. The debentures are convertible into Class A Common Stock at various prices.

         On June 27, 2001, we obtained new financing of $1,000,000. This financing is separate and in addition to that of March 27, 2001, described above. We issued $1,000,000 in a Convertible Note with an interest rate of 5% to an accredited investor, as defined by Regulation D rules issued by the Securities and Exchange Commission under the Securities Act of 1933.

         On October 26, 2001, we received an initial $7,000,000 in net proceeds from a private placement offering of 8% Secured Convertible Notes. The notes were issued in the principal amount of $7,000,000. The maturity date of the notes is October 26, 2006. In conjunction with this private placement, AASI entered into a Put Agreement with a group of its investors who hold convertible notes and preferred stock, some of whom participated in the private placement. AASI may sell up to an additional $3 million of Convertible Notes and Warrants as part of this private placement and, under the Put Agreement, has the option of selling up to an additional $5 million of Convertible Notes and Warrants. AASI's right to exercise its option expires on October 25, 2002.

         Our management believes that our current cash balance with the additional funding obtained subsequent to September 30, 2001, and the remaining availability to issue up to $7,250,000 of Secured Convertible Notes will be sufficient to finance our plan of operations to the beginning of the third quarter 2002, at which time additional funding will be required and is expected, either through the use of the equity line or additional debt financing.

         While there is no assurance that additional financing will be available, our management believes that we have developed a financial plan that, if executed successfully, will substantially improve our ability to meet our working capital requirements. This financial plan includes the commencement of production and the collection of progress payments to assist with the working capital requirements. However, there can be no assurances that the current timetable for the commencement of production and development and certification of the aircraft will not be delayed beyond the current fiscal year. If our estimates prove to be incorrect, or additional sources of financing prove to be unavailable, if needed, we may have to curtail our development plans.

         In November 1998, we moved into our manufacturing and headquarters facility. The primary financing for this project was our obligation under a loan agreement related to proceeds received from $8,500,000 in the issuance of Industrial Development Bonds (IDB) by the California Economic Development Financing Authority (the "Authority"). We were required to provide cash collateral to The Sumitomo Bank, Limited (the "Bank") in the amount of $8,500,000 for a stand-by letter of credit in favor of the holders of the IDBs which was to expire on August 5, 2002, if not terminated earlier by AASI or the Bank. The IDBs were retired in 1999 and the stand-by letter of credit in favor of the holders of the IDBs was terminated by AASI.

         We have leased approximately 10 acres of land located on the Long Beach Airport in Long Beach, California ("Ground Lease"). The Ground Lease term commenced on January 14, 1998, and continues for 30 years. The rental under the Ground Lease incrementally increases for the first five years of the Ground Lease term from $7,400 per month to $l5,900 per month.

         We retained Commercial Developments International West to design and build our approximately 200,000 square foot manufacturing and headquarters facility (the "New Facility") on the property subject to the Ground Lease. We moved into the New Facility on November l8, l998. The total cost for the New Facility was approximately $9,700,000. We believe the New Facility will provide adequate capacity for our operations for the foreseeable future.

         In June 1999, in a sale/sublease-back transaction, we sold the New Facility to AP-Long Beach Airport LLC. The purchase price of the building was $9,800,000. The initial term of the sublease is eighteen years, and we have an option to extend the term for an additional l0 years. The approximate monthly rental payments under the terms of the Sublease are currently $109,000. The monthly rental payments will be adjusted incrementally on an annual basis until January 1, 2008, when the monthly Sublease rental will be $206,000. After June 1, 2008, the Sublease rentals will be adjusted annually according to changes in the Consumer Price Index, not to exceed 3% per annum. During the option term the sublease rental will be at fair market value. Under the terms of the Sublease, we are also required to pay the Ground Lease rentals as additional rent.

         We had no material capital commitments at September 30, 2001, other than discussed elsewhere in this report. We intend to hire a number of additional employees, which will require substantial capital resources. We anticipate that it will hire up to 200 additional employees over the next twelve months, including engineers and manufacturing technicians necessary to produce its aircraft.

CHARGE TO INCOME IN THE EVENT OF CONVERSION OF PERFORMANCE SHARES

         In the event we attain certain earnings thresholds or our Class A Common Stock meets certain minimum bid price levels, the Class E Common Stock will be converted into Class B Common Stock. In the event any such converted Class E Common Stock is held by officers, directors, employees or consultants, the maximum compensation expense recorded for financial reporting purposes will be an amount equal to the fair value of the shares converted at the time of such conversion which value cannot be predicted at this time. Therefore, in the event we attain such earnings thresholds or stock price levels, we will recognize a substantial charge to earnings during the period in which such conversion occurs, which would have the effect of increasing our loss or reducing or eliminating our earnings, if any, at that time. In the event we do not attain these earnings thresholds or minimum bid price levels, and no conversion occurs, no compensation expense will be recorded for financial reporting purposes.

                                    BUSINESS

OVERVIEW

         We are a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of such aircraft for commercial sale (the "JETCRUZER(TM) 500") which, the Company anticipates, will takeoff and land in less than 2,000 feet, be able to fly at 30,000 feet above sea level, and have a high cruise speed of approximately 345 mph and a capability of flying from Los Angeles to New York with only one stop.

         We began development of the JETCRUZER 450 in 1990 and obtained the FAA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. This aircraft was used by AASI and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by AASI and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

         Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate with regard to the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, we decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that we anticipate will not be subject to the limitations imposed by the existing Type Certificate.

         We have FAA approval to amend our Type Certificate, rather than obtain a new Type Certificate. We currently anticipate that we can obtain an amendment to our Type Certificate during the year 2002 and commence commercial production of such aircraft within the same time frame. There can be no assurance, however, that obtaining the amendment will not take longer than anticipated or that we will not experience unforeseen expense or delay in certifying and commercializing our proposed aircraft.

         We have not generated any operating revenues to date and have incurred losses from our operating activities including program development costs of $6.3 million and $5.6 million in 2000 and 1999, respectively. We believe we will continue to experience losses until such time as we commence the sale of aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. Such expenses aggregated $37,868,000 from inception through December 31, 2000. The expenses were incurred to develop the JETCRUZER 450, to obtain a Type Certificate with respect thereto, and to begin the design of the JETCRUZER 500 and the STRATOCRUZER 1250 (see "Other Aircraft" below). Research and development expenses increased in 2000 as we accelerated the development of the JETCRUZER 500.

INDUSTRY BACKGROUND

         The general aviation industry comprises essentially all nonmilitary aviation activity other than scheduled and commercial airlines licensed by the FAA and the Department of Transportation. General aviation aircraft are frequently classified by their type and number of engines and include aircraft with fewer than 20 seats. There are three different types of engines: piston, propjet and turbofan (jet). Piston aircraft use an internal combustion engine to drive a propeller and there may be one or two engines and propellers. Propjet aircraft combine a jet turbine powerplant with a propeller geared to the main shaft of the turbine and there may be one or two engines and propellers. Turbofan aircraft use jet propulsion to power the aircraft. Although there are usually two engines on general aviation turbofan aircraft, there may also be one or three.

         Purchasers of general aviation aircraft include corporations, governments, the military, the general public and fractional interest entities. A corporation may purchase a general aviation aircraft for transporting its employees and property. Many companies use an aircraft in their line of business, including on-demand air taxi services, air ambulance services and freight and delivery services. Governments and military organizations may purchase an aircraft for the transportation of personnel, freight and equipment. Members of the general public may purchase an aircraft for personal and/or business transportation, freight, equipment and pleasure use. Fractional interest entities purchase one or more aircraft and then sell interests in each aircraft to several persons or entities. Each entity pays for its share of maintenance and operating costs and its access to and use of the aircraft. Increased corporate earnings may encourage corporations to acquire an aircraft. An aircraft must qualify under FAA regulations in order to be used for certain purposes, and the ability of an aircraft to so qualify will have a material affect on the potential market for such aircraft.

         Currently, there are fewer than ten major manufacturers of general aviation aircraft based in the United States. Piston aircraft make up the numerical majority of aircraft delivered by these manufacturers, whereas propjets and jet aircraft account for the majority of billings. Aircraft deliveries by United States manufacturers have increased consistently with sales generating approximately $3.1 billion in 1996, $4.7 billion in 1997, $5.9 billion in 1998, $7.8 billion in 1999 and $8.6 billion in 2000.

STRATEGY

         Our objective is to become a worldwide market leader in the sale and manufacture of small business aircraft. To achieve this objective, we intend to focus on the performance, efficiency and safety of our proposed aircraft, which will differentiate our aircraft from our competition. Our strategy is to capitalize on a perceived lack of low-priced, high-performance aircraft in the marketplace. We believe that our ability to offer an aircraft which outperforms competitive aircraft at a reduced cost will enable us to penetrate the world business, private and government aircraft markets. Additionally, we intend to expend substantial resources on a worldwide sales and marketing program to position ourself with potential customers.

         We believe that aircraft sales are heavily dependent on the quality and safety of a company's products. Accordingly, we intend to maintain high quality and safety standards in all aspects of the design and manufacture of our proposed aircraft. For example, we believe that certain design features of the JETCRUZER 500, such as the canard wing, will make the aircraft spin resistant and that the absence of wing flaps will make the operation of the aircraft less susceptible to pilot error. In addition, we believe that the reliability of our component suppliers, such as Pratt & Whitney, the engine manufacturer, will be viewed favorably by potential customers.

         We believe that we will be able to offer aircraft at a comparatively low price by containing the costs of obtaining FAA certification and amendments to such certification as well as the costs of manufacturing. We believe that we were able to obtain our Type Certificate for the JETCRUZER 450 at a significantly lower cost than our competitors with regard to comparable aircraft, due, in part, to our smaller size as compared to its competitors, resulting in the our ability to contain administrative costs and the overhead expenses allocable to the development process. Additionally, our Southern California location is home to a number of workers from recently downsized aerospace and defense companies whom we were able to hire to assist in the certification of the JETCRUZER 450. These employees provided us with an expertise in testing, certifying, tool and jig manufacturing and other aspects of the certification process that would not otherwise have been available to us.

         We believe that we will be able to control manufacturing costs by producing most of the tooling, jigs, dies and molds required for the manufacture of its aircraft in-house. Also, because we produce the airframe and most of the associated components of its aircraft in-house, we will have greater control over the production process. We believe that this control will also help keep construction and certification costs at reduced levels.

AIRCRAFT

         GENERAL. Our aircraft are based on a canard wing design in which a
         -------
smaller wing (the "canard") is installed in front of the aircraft's main wing. We believe that this design provides for improved safety margins and performance, including spin resistance and increased lift, and increased ride comfort as compared to more conventional aircraft designs.

         We believe that the JETCRUZER 500 provides increased safety margins, in part, because it will be certified under the latest safety regulations adopted by the FAA. Additionally, the canard design, which provides dual lifting surfaces, makes the JETCRUZER 500 resistant to spins. An airplane may enter a spin when one main wing stalls (i.e. stops producing lift) before the other. On the JETCRUZER 500, the canard wing will stall before the main rear wing, thereby automatically lowering the aircraft's nose and increasing its airspeed, thus preventing a stall of either of the main wings. Since the main wing of the JETCRUZER 500 does not stall, it does not lose lift on one side before the other and thus, in part, the aircraft is resistant to spins. The JETCRUZER 500 has increased lift in part because the graphite composite fuselage of the JETCRUZER 500 is lighter than a fuselage made of aluminum, used by most of the Company's competitors, and the canard wing design provides an additional lifting surface as compared to conventional aircraft. Generally, lighter weight and additional lifting surfaces result in greater lifting capacity.

         Management also believes that our aircraft will provide performance advantages over competitors' models, including better handling characteristics and increased speed. Based on the reports of its test pilots, we also believe that the JETCRUZER 500 provides increased ride comfort, and a quieter ride, than aircraft of a conventional design. The JETCRUZER 500 will not require pilot licensing beyond that required for other single-engine propjet aircraft.

         The fuselage of each aircraft is made of an advanced graphite composite/nomex honeycomb sandwich with embedded aluminum and copper screen mesh for lightning protection, which is processed in our nitrogen- pressurized autoclave. The canard wing on the JETCRUZER 500 is constructed of aircraft aluminum. The main rear wing and the ailerons of all of the aircraft are constructed of aircraft aluminum skin and spar and rib construction. Flaps are not required on the JETCRUZER 500 because of the design and high lift capabilities of the canard and the main wing. The engine and propeller of our JETCRUZER 500 aircraft are located at the rear of the fuselage, thus providing passengers with a quieter ride.

         JETCRUZER 500. The JETCRUZER 500 is a six-seat (including pilot), high
         -------------
performance single engine propjet with conventionally constructed wings made from aluminum attached to a fuselage formed from a high-strength graphite nomex honeycomb composite material. The aircraft has a canard configuration with two lift-producing surfaces and no conventional wing flaps. The JETCRUZER 500 is powered by a Pratt & Whitney PT6A-66A propjet engine located at the rear of the aircraft. The JETCRUZER 500 is a modified version of the JETCRUZER 450.

         In June 1994, the FAA awarded AASI a Type Certificate for the JETCRUZER 450, which is a non-pressurized propjet aircraft powered by a smaller Pratt & Whitney engine. However, the Type Certificate is subject to a number of FAA limitations that were imposed as a result of the aircraft's early stage of development. For example, the maximum number of occupants was limited to five, as compared to the six passenger (including pilot) design configuration of the JETCRUZER 500, and the maximum operating speed was limited to 178 mph, as compared to the approximately 345 mph design speed of the JETCRUZER 500. We are amending the Type Certificate to remove these limitations in the certification of the JETCRUZER 500.

         In order to amend the Type Certificate to include the JETCRUZER 500, additional work is being performed on the aircraft by us, including adding a larger fuselage, pressurization, environmental systems, anti-icing capability, and autopilot certification, all of which will be necessary to produce the JETCRUZER 500 for commercial sale. Two model 500's have already been produced and flown with a third and fourth anticipated to be completed. The entire JETCRUZER program has almost a thousand hours of flight testing. Several hundred additional hours of testing will be required to obtain the amendment of the Type Certificate. We anticipate the certification amendment will be received in the year 2002. There can be no assurance, however, that obtaining the amendment will not take longer than anticipated.

         Although no assurance can be given as to the performance characteristics of any aircraft in its design phase, based on the performance of the JETCRUZER 450, we believe that the JETCRUZER 500 will carry six passengers (including pilot) and have a cruise speed of approximately 345 mph. We also believe that the aircraft should be able to climb at approximately 2,600 feet per minute, cruise at an altitude of 30,000 feet above sea level and travel from Los Angeles to New York with only one stop. The interior of the aircraft will be built either to a customer's specifications or in accordance with one of our standard configurations. These statistics reflect the overall anticipated performance of the JETCRUZER 500. However, interior configuration, optional equipment, weather conditions and flying weight will affect the performance of an individual aircraft. The JETCRUZER 500 currently is available for commercial sale at a base price of $1,495,000.

OTHER AIRCRAFT

         STRATOCRUZER(R) 1250. We currently intend to further develop a twin
         --------------------
engine jet aircraft called the STRATOCRUZER 1250. The STRATOCRUZER 1250, will be a canard aircraft with three flying surfaces powered by two Williams/Rolls Royce FJ44-2 fan jets. It will seat up to 12 passengers, plus the pilot. Based on its design and preliminary testing, it is anticipated that the STRATOCRUZER 1250 will have a maximum cruise speed of approximately 500 mph, a range of approximately 3,700 miles and a pressurized ceiling of 41,000 feet. The STRATOCRUZER 1250 will be able to takeoff in less than 3,200 feet and land in less than 3,000 feet. The instrumentation of the STRATOCRUZER 1250 will consist of digital electronic avionics, including EFIS (an Electronic Flight Instrumentation System, which includes color monitors on which flight instrument data, weather radar, maps and other navigation information are available) and GPS (Global Positioning System) navigation. The aircraft will be of lightweight construction. We believe that the STRATOCRUZER 1250's comparatively light weight, combined with, among other things, its additional lifting surfaces, fuel efficient engines and aerodynamic design, will give the STRATOCRUZER 1250 superior range and fuel efficiency compared to other twin jets. We will be required to obtain a new FAA type certificate for the STRATOCRUZER 1250.

         The STRATOCRUZER 1250 is in a very early stage of development, and the completion of such development will also require substantial capital resources beyond those which we currently possess. Therefore, there can be no assurance that we will obtain the capital resources necessary to continue the development of the STRATOCRUZER 1250 or, if such resources are obtained, successfully develop and certify the STRATOCRUZER 1250. Accordingly, we cannot predict when, if ever, the STRATOCRUZER 1250 will be available for commercial sale.

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MANUFACTURING

         We have designed, produced or procured most of the equipment necessary for production of the JETCRUZER 450 and have used that equipment to certify the aircraft. We are in the process of obtaining and producing additional sets of the equipment necessary for production of the JETCRUZER 500. We will produce, in-house, substantially all of the tooling necessary for the production of its aircraft, from master models to major jigs and fixtures. We believe we have achieved, and will continue to achieve, cost savings by manufacturing tooling in-house. Additionally, nearly all airframe assemblies and parts are intended to be produced in-house, except for special tasks such as spar milling and painting. The manufacturing process for our aircraft is highly technical and requires skilled assembly technicians. We believe that a number of such skilled individuals are available in Southern California in general, and in Long Beach in particular. However, no assurance can be given that these individuals will in fact be available to us.

         The equipment and procedures used by AASI for manufacturing must be certified, and are subject to inspection and continuing oversight, by the FAA.

         We have a complete in-house computer design system, with interactive, computer-aided design ("CAD") capabilities. We maintain an Aircraft Quality Control System ("AQCS") designed to meet the requirements of the military, the National Aeronautics and Space Administration ("NASA") and the FAA. An AQCS is a system mandated and approved by the FAA to assure the integrity and traceability of aircraft components, parts, and systems. It is required as a condition to obtaining a type certificate and a production certificate. All of our precision tools and gauges are certified by the National Bureau of Standards.

         We will manufacture the advanced graphite composite fuselage structure used in the construction of our aircraft in our own computer-controlled, nitrogen-pressurized autoclave. The autoclave was purchased new in 1990 and was used in the construction of the certification aircraft. It can achieve temperatures of up to 650 degrees Fahrenheit and pressure of 150 pounds per square inch. The graphite material is very strong and lightweight. In the course of certifying the JETCRUZER 450, we believe we have demonstrated to the FAA that the graphite material meets or exceeds all standards set by the FAA for aircraft construction material. Use of the graphite composite material simplifies the manufacturing process because, unlike metal construction, it eliminates most riveting, which is a labor intensive, time consuming process. The graphite sections are bonded together through a process which provides strength equal to or greater than riveting. The metal wings of the aircraft are attached to the composite portions of the airframe through a manufacturing technique developed by AASI.

ENTERPRISE RESOURCE PLAN ("ERP")

         In September 2000, we signed a contract with MAPICS, INC. for license and implementation of the Point.Man Extended ERP system. The Point.Man system is an integrated manufacturing, production and cost control computer system. All implementation and training was completed in the fourth quarter of 2000. Use of the system commenced January 1, 2001.

MARKETING, DISTRIBUTION AND SERVICE

         We have developed an in-house sales and marketing organization and are marketing our aircraft in the United States and abroad through trade publications, news releases, attendance at aircraft trade shows, and independent distributors and agents.

         Our marketing and sales efforts to date have emphasized aircraft trade shows, from which a significant amount of new aircraft orders have been generated. We participate in numerous air shows, including the Paris Air Show, the National Business Aircraft Association USA Show and the Singapore Aerospace Show. Management believes that, in addition to sales generated directly from such events, participation in trade shows introduces our aircraft to potential purchasers and increases overall awareness of our products. We also promote general knowledge of our products by issuing press releases to aviation magazines and newspapers. We also use paid advertising in trade magazines, general interest flying magazines and international business magazines to promote our products.

         Management anticipates that most of our aircraft will be sold to corporations for transportation of their personnel, guests and company property. We have developed direct marketing programs to target such corporations. We believe that our aircraft will also be attractive to customers other than corporations and are addressing these markets as well. These markets include current owners of single and twin engine aircraft who operate their own aircraft for business purposes, governmental entities that use aircraft for transportation, surveillance, mapping photography, forest fire detection, and fractional use entities who purchase one or more aircraft and sell interests in each aircraft to several persons or entities. We believe that the relatively low purchase price, performance, safety and cost of operating its aircraft will make them attractive to such purchasers. Other potential specialty markets may include air freight and delivery services, on-demand air taxi services and/or charter and air ambulance use.

         Pursuant to FAA regulations effective as of May 4, 1998, single-engine aircraft may be used for commercial passenger revenue-paying flights (whether on-demand, charter or scheduled) in Instrument Flight Rules (IFR) conditions, provided the pilot and the aircraft meet certain FAA certification, proficiency, maintenance and additional equipment and airworthiness requirements. We believe that the effect of this FAA regulation will be to open up new markets for the JETCRUZER 500.

         We intend to provide referral assistance to customers who require financing to complete the purchase of an aircraft from AASI. Overseas sales may be financed through the United States Export/Import Bank ("EXIM"), which may provide loans to qualified overseas customers, and through several domestic banks. Additionally, EXIM may provide low-cost working capital loans to us upon the receipt of evidence of export sales commitments.

         SERVICE. Our aircraft will be serviced primarily by fixed base
         -------
operations ("FBOs") authorized by us. FBOs are established aircraft maintenance companies located at airports throughout the world which service general aviation aircraft produced by virtually all major aircraft manufacturers. If and when customers in a particular region or country begin to acquire aircraft manufactured by AASI, an appropriate FBO for that area will be identified and authorized by us after consultation with the agent and/or distributor for that area. We will provide training and a service manual to the employees of our authorized FBO's. Required parts and repair materials will be air freighted to the FBO's as required. Maintenance and repair of major systems included in our aircraft, such as engines and avionics, will be provided by the manufacturers of those systems.

SUPPLIERS

         We rely on various suppliers of materials and components which are necessary to manufacture our aircraft. In particular, the engines and the avionics are provided by outside manufacturers. These suppliers also produce equipment for aircraft manufacturers other than AASI. Engines for the JETCRUZER 500 are manufactured by Pratt & Whitney. Engines for the STRATOCRUZER 1250, if developed, will be manufactured by Williams/Rolls Royce. We have contractual rights to engines from Pratt & Whitney. The failure of suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our ability to significantly increase our production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of our key suppliers to increase their delivery rates.

COMPETITION

         The JETCRUZER 500 will compete against several other types of aircraft, including new and used single and multi-engine propjets and high-end piston powered aircraft.

         Single engine propjet competition for the JETCRUZER 500 consists of the Cessna Caravan which is all metal and sells for approximately $1.4 million and has a high speed of 186 kts, a landing gear that does not retract, no pressurization and is designed basically for freight use. Cessna delivered 900 Caravans over several years and received an order for 100 aircraft from one customer. We also expect competition from the TBM 700. Made in France from metal, it has a similar passenger capacity and performance to the JETCRUZER 500, but its $2.3 million price tag is more than a third higher than that of the JETCRUZER 500. Another competitor is the Pilatus PC-12. Made in Switzerland from metal, it has a lower airspeed of 270 kts and sells for almost double the price of the JETCRUZER 500 at $2.6 million. Piper aircraft recently entered the market with their Meridian propjet. It is an all-metal aircraft that is priced similarly to the JETCRUZER 500 but has a slower speed of 262 kts. All competitive aircraft are based on conventional designs and are made from metal. JETCRUZER 500's prime advantages will be its safe spin resistant design, high performance and that it will be one of the lowest-priced propjets in the world.

         An additional competitor to the JETCRUZER 500 is the Malibu Mirage. The Malibu Mirage is a single engine piston powered aircraft, rather than a propjet. It is manufactured in the United States by The New Piper Aircraft Corp. It has an airspeed of 212 kts and a range of approximately 1370 nm. We believe that piston aircraft such as the Mirage and propjet aircraft such as the JETCRUZER 500 compete based on performance, speed and engine reliability. However, the price differential may induce certain purchasers to select the lower-priced piston aircraft.

         Other competitors are Eclipse, Safire, and others. Although they do not have certification, they are or could be significant.

         We believe that the JETCRUZER 500 may compete with and compare favorably to the twin engine propjet, the King Air C-90B, in airspeed and its 8 to 12 passengers at a significantly lower purchase price and operating cost. The King Air C-90B is a twin-engine propjet of conventional design, which is manufactured in the United States by Raytheon Aircraft Co. (Beechcraft). It has an airspeed of approximately 284 miles per hour. Its approximate base price is $2,745,000. However, certain customers may be reluctant to purchase a single-engine aircraft such as the JETCRUZER 500 due to the perception of additional safety associated with twin-engine aircraft.

         Most of our competitors are substantially larger in size and have far greater financial, technical, marketing, and other resources than AASI. Certain of our actual and potential competitors may have technological capabilities or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft. Therefore, there can be no assurance that future technological changes or marketing initiatives on the part of its competitors will not have a material adverse effect on our ability to market our aircraft.

         Additionally, indirect competition and potential sales may come from the used aircraft market, both propjets and jets, which have sales prices near that anticipated for the JETCRUZER 500. As the prices of new aircraft have increased, buyers have turned in greater numbers to the used aircraft market. We, however, believe that we may be able to attract purchasers who might otherwise acquire a used aircraft by emphasizing the price, performance and technology of our aircraft.

PRODUCT LIABILITY AND INSURANCE

         The failure of an aircraft manufactured by AASI or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, and therefore we could be subject to lawsuits involving product liability claims. We intend to obtain product liability insurance for aircraft purchased by customers before the delivery of the first customer's aircraft. However, such insurance is expensive, subject to various exclusions and, although the product liability insurance for manufacturers of general aviation aircraft has become somewhat more available and less costly over the last two years, there can be no assurance that such coverage will be available to us on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. We have obtained other insurance as needed, including flight test insurance for its pilots and aircraft used during the FAA certification process.

GOVERNMENT REGULATION

         The manufacture of aircraft is subject to extensive regulation by the FAA. Both the finished product and the process of manufacturing itself must be certified by the FAA, as must the type design. Failure to obtain or maintain all required FAA certifications would have a material adverse effect on our operations.

         CERTIFICATION. On June 14, 1994, we obtained a Type Certificate from
         -------------
the FAA for the JETCRUZER 450. For an aircraft model to be manufactured for sale, the FAA must issue a type certificate and production certificate for that model; for an individual aircraft to be operated, the FAA must issue an airworthiness certificate for that aircraft. Type certificates are issued by the FAA when an aircraft model is determined to meet applicable performance, safety, environmental, and other technical criteria. In the case of aircraft such as our which have one or more unconventional design characteristics for which there are no applicable criteria, such criteria are developed and applied in the course of the type certification process. More stringent airworthiness criteria and additional equipment requirements become applicable if the aircraft will be used in commercial passenger operations, whether on-demand, charter or scheduled. Production certificates are issued by the FAA after it determines that the type certificate holder (or its licensee) has the facilities and quality control capability to manufacture aircraft that will meet the design provisions of the applicable type certificate. An airworthiness certificate is issued by the FAA for a particular aircraft when it is certified to have been built in accordance with specifications approved under the type certificate for that model; the airworthiness certificate remains in effect so long as required maintenance, repairs and upkeep are performed.

         We are in the process of amending our Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. We will be required to obtain a new type certificate if and when we proceed with development of the STRATOCRUZER 1250.

         Obtaining an amended FAA type certificate can be difficult, costly, and time consuming. To date, we have accomplished, among other things, (a) the filing of an appropriate application with the FAA, (b) development and submission to the FAA of an appropriate design and substantiating data and receipt of FAA approval that such design and data comply with applicable FAA airworthiness standards, (c) development and receipt of FAA approval of a flight test plan, and (d) construction of an initial prototype JETCRUZER 500 for use in flight testing and construction of a flight test JETCRUZER 500, currently in flight testing.

         We must accomplish the following before receiving an amendment to the Type Certificate for the JETCRUZER 500: (a) successful completion of conformity inspections requested by the FAA from time to time to ensure compliance of the aircraft with the type design, (b) completion of the JETCRUZER 500 fuselage for static tests and the completion of the JETCRUZER 500 for flight tests, (c) completion of AASI flight tests and receipt of precertification approval from the FAA, (d) completion of additional flight tests under FAA supervision, (e) development and receipt of FAA approval of an airplane flight manual, and (f) development and receipt of FAA approval of maintenance and inspection requirements for the aircraft. Although the time required to obtain an amended type certificate may vary and no assurance can be given, we believe that we can obtain an amended certificate for the JETCRUZER 500 during 2002.

         We intend to obtain a FAA production certificate for the commercial production of our aircraft. In order to obtain a production certificate, we must commence production of an aircraft and make application for the certificate. The FAA will regularly inspect our facilities and procedures during the production process.

         When the initial aircraft is nearly complete, we must have submitted all required materials, including a copy of the applicable quality assurance manual. The FAA will then review the materials submitted and the results of its inspections and will either issue the production certificate or require that we modify our quality assurance manual or the manufacturing process, or both. While production will not necessarily stop during the review process, a failure to receive a production certificate would likely delay the manufacturing process. The time required to obtain a production certificate is identical to and concurrent with the time required to manufacture the first commercially-produced applicable aircraft, which we believe will be five to six months in the case of the JETCRUZER 500. We expect to obtain the production certificate during 2002.

         There can be no assurance that we will not encounter a delay in obtaining an amended Type Certificate, a production certificate for our planned aircraft models or airworthiness certificates for individual aircraft.

         We will also be subject to the risk of modification, suspension or revocation of any FAA certificate we hold. Such modification, suspension, or revocation could occur if, in the FAA's judgment, compliance with airworthiness or safety standards by AASI is in doubt. If the FAA were to suspend or revoke our type or production certificates for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgment, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a regulatory obligation upon us to develop appropriate design changes. Foreign authorities could impose similar obligations upon us as to aircraft within their jurisdiction. Any or all of the above occurrences could expose us to substantial additional costs and/or liability.

         PRODUCT LIABILITY. In 1994, the United States Congress passed and the
         -----------------
President signed the General Aviation Revitalization Act of 1994 ("GARA"). GARA provides protection for manufacturers of general aviation aircraft against certain lawsuits for wrongful death or injuries resulting from an aircraft accident. Except as set forth in GARA, and provided a period of 18 years has passed from the date of delivery of the aircraft to the original purchaser or retailer, no claim for damages resulting from personal injury or wrongful death may be brought against the manufacturer of a general aviation aircraft. Although GARA will not directly affect us until eighteen years from the date we deliver our first aircraft, management believes that GARA will indirectly benefit us immediately, in that it may encourage increased manufacturing and sales of general aviation aircraft and this increased activity may in turn result in an increased number of licensed pilots. Management believes that a greater number of licensed pilots may provide an increased market for our aircraft. However, there can be no assurance that our view of GARA's effects will prove to be correct.

         FOREIGN CERTIFICATION. In order for AASI to sell its aircraft in
         ---------------------
foreign countries, we must comply with each country's aircraft certification process. Certain countries will accept as adequate the certification issued by the FAA, while others impose additional requirements. In countries which do require additional certification, the FAA certification often provides a starting point from which such country begins its certification process. We intend to begin certification processes in a foreign country once we have received the amendment to the Type Certificate for the JETCRUZER 500 and have finalized a sale or distributorship in that country. We have not yet determined which foreign markets we will first address. Priorities in this area will be established by the levels of interest in our products of dealers and distributors in the various foreign markets.

EMPLOYEES

         As of December 3, 2001, we had one hundred and twenty full-time employees. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to each director and executive officer of the Company as of December 3, 2001.

                Name                       Age                   Position

         Carl Leei Chen, Ph.D              55         Chairman of the Board,
                                                      President, Chief Executive
                                                      Officer and Director

         C.M. Cheng                        55         Consultant to the Company
                                                      and Director

         S. B. Lai, Ph.D.                  49         Director

         Roy H. Norris                     56         Director

         Hon. Robert P. Kaplan             64         Director

         Other Officers:

         Gene Comfort                      57         Executive Vice President
                                                      and General Manager

         David M. Turner, CPA              66         Vice President Finance and
                                                      Administration, Chief
                                                      Financial Officer and
                                                      Secretary

         Michael W. Lai                    53         Vice President Engineering

         Directors serve until the next annual meeting or until their successors are elected or appointed. All officers are appointed by and serve at the discretion of the Board of Directors, other than Dr. Chen, who has an employment agreement with AASI. See "Employment Agreement" below. There are no family relationships between any directors or officers of AASI.

         Dr. Carl L. Chen is the founder of AASI and has been its President and a director since our incorporation in January 1990 and the Chief Executive Officer of AASI since December 1994. From January 1992 to October 1995, Dr. Chen served as President, and since January 1992 has been a minority stockholder, of Union China Investment and Development Group, Inc. (Union China), a company located in Monterey Park, California, which was formed to invest in commercial real estate. Union China confirmed a plan of reorganization pursuant to Chapter 11 of the Federal bankruptcy laws in August 1995. The bankruptcy case for Union China was closed in May 1996 pursuant to a Final Decree and Order Closing Case entered by the Bankruptcy Court for the Central District of California. Since January 1992, Dr. Chen has served as the President of California Aerospace Technology, Inc., a consulting company for the satellite industry, located in Monterey Park, California. Dr. Chen was Chairman of SIDA Corporation, a high-technology trading company located in Monterey Park, California, from 1989 to May 1996. Prior to founding AASI in 1990, Dr. Chen was a Satellite System Engineering Manager at Hughes Space and Communications, Inc. for 15 years. Dr. Chen has a Ph.D. in Engineering from the California Institute of Technology and Masters Degrees in Control Engineering and Aerospace Engineering from UCLA and West Virginia University, respectively. Dr. Chen is a graduate of the Owner/President Management program at the Graduate School of Business Administration of Harvard University.

         C.M. Cheng is a consultant to AASI and has served as a director since June 1996. Since April 1996, Mr. Cheng has been a Vice President of Eurotai International, Ltd., a private company located in Taipei, Taiwan, which distributes health food products. From 1984 to April 1996, Mr. Cheng served as a Vice President, Director of the Office of the President, and Manager of Corporate Planning with Taiwan Yeu Tyan Machinery, Mfg. Co. Ltd., a public company located in Taipei, Taiwan, which manufactures automobiles and heavy equipment. From 1980 to 1983, Mr. Cheng was an Associate Professor of Economics and Management at Taiwan National Sun-Yet-Sen University. Mr. Cheng is the director of Harpa Limited, a corporation organized under the laws of the Cayman Islands (Harpa), a principal stockholder of the Company. See "Certain Relationships and Related Transactions" and "Principal Shareholders".

         S. B. Lai has served as a director of AASI since October 1997. Mr. Lai is currently a Professor with the Graduate School of Business Administration, National Chengchi University, Republic of China; the Secretary General, Chinese Management Association, Republic of China; a third term Republic of China National Assemblyman, Republic of China; and is Judge and Committeeman of the National Quality Award. Over the past five years, Mr. Lai has also served as a Director of the Ta-Yeh University, Republic of China; Secretary General of the Chinese Management Association, Republic of China; and is a consulting committeeman for the Ministry of Economic Affairs and the Ministry of Education Affairs of the Republic of China. Mr. Lai received a BSME and MBA from National Cheng-Kung University and a MSISE and Ph.D. from the University of Southern California.

         Roy H. Norris is currently a private business consultant with extensive experience in the aviation industry and has served as a director of AASI since June 2001. From 1994 to 1997, he served as President of Raytheon Aircraft (formerly Beech Aircraft), a $2.3 billion enterprise. Previously, Mr. Norris was President and Chief Executive Officer of Raytheon Corporate Jets, a division of Raytheon which merged into Raytheon Aircraft in 1994. He has also served as Vice President of Sales and Marketing for Gulfstream Aerospace and Senior Vice President for Marketing and Sales for Cessna Aircraft Company. Mr. Norris has a degree in Chemical Engineering from Auburn University and was named its Outstanding Engineering Graduate for 1997.

         Hon. Robert P. Kaplan has served as a director since June 2001. He previously served as the Canadian Solicitor General and also was a member of the Parliament of Canada from 1968 until 1993, when he retired from elective politics. Since leaving public life in 1993, Mr. Kaplan has, among other things, engaged in trade and investment in the Former Soviet Union. He serves as a director of Hurricane Hydrocarbons Limited, a Calgary-based company which owns oil fields and a major refinery in Kazakhstan, producing 10% of that country's oil. It is listed on the Toronto, Frankfurt and Alberta Stock Exchanges. Mr. Kaplan graduated with an Honours B.A. in Sociology (Criminology) and an LL.B from the University of Toronto in 1961. He was called to the Bar in Ontario in 1963, and practiced law with Toronto law firms doing tax and corporate work until 1968.

         Gene Comfort has been the Executive Vice President and General Manager of AASI since September 1995. He served as a director from May 1996 through March 2000. From July 1993 to September 1995, Mr. Comfort was the Vice President-Marketing of AASI, and he was the Director of Marketing from April 1991 to July 1993. Mr. Comfort has been involved in the aircraft industry for over 25 years in a variety of marketing, sales and management positions. Mr. Comfort is a single and multi engine rated pilot.

         David M. Turner, CPA, joined AASI in January 1997. Prior to that, from 1994, he served as the Chief Financial Officer of Taitron Incorporated, a publicly-held company that distributes discrete semiconductors. From 1991 to 1994, Mr. Turner was President and sole owner of Maynard Enterprises, Incorporated, a privately-held consulting business working primarily in the health-care industry. From 1988 to 1991, Mr. Turner was the Chief Financial Officer and Corporate Vice President of Finance of the Greater Southeast Management Company, a Washington D.C. company that operated an inner-city health-care system, which included two hospitals, three nursing homes and several subsidiary health care companies in the Mid Atlantic area. During the same period, Mr. Turner was President and a Director of Greater Southeast Asset Management Company, the asset-holding subsidiary of the Greater Southeast Healthcare System. He also was a partner with Arthur Young & Co. Mr. Turner received a Master of Business of Administration from the University of Cincinnati.

         Michael W. Lai joined AASI on May 1, 1998. Mr. Lai is in charge of engineering operations for the high performance JETCRUZER(TM) 500 single engine propjet aircraft and the long range STRATOCRUZER(TM) twin jet aircraft. He brings a vast and extensive aerospace, engineering and management background to AASI as a previous Director, President, General Manager and Design Engineer for major aerospace corporations. Mr. Lai's impressive background includes: Design Engineer for Volpar Inc., on 707, 727 and DC-9 aircraft; Airframe Designer for Saunders Aircraft Corp., Ltd. Gimli Canada on ST-27 commuter aircraft; and Associate Engineer for Continental Airlines, on DC-9, DC-10 and Boeing 727 commercial aircraft. Mr. Lai is a FAA, FAR 23 and 25 Designated Engineering Representative (DER) in Airframes, Structures, Systems and Equipment. He is a licensed pilot and has a Masters in Systems Engineering from West Coast University, Los Angeles, CA, a B. S. in Applied Mathematics (Engineering Option) and an A.A. in Aircraft Maintenance Technology from Northrop Institute of Technology, Inglewood CA. Mr. Lai also holds FAA, A&P and Transport Canada, Aircraft Maintenance Licenses (AML).

         The Board of Directors held two meetings in 2000 and all directors were present at each meeting. No director attended fewer than seventy-five percent (75%) of the aggregate number of meetings held by the Board of Directors and the committees on which he served during 2000. The Board of Directors has an Audit Committee which reviews the results and scope of the audit and other accounting related matters. The members of the Audit Committee are currently Messrs. Lai and Norris. The Audit Committee held one meeting during 2000.

EXECUTIVE COMPENSATION

         The following tables set forth certain information as to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2000, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation/(1)/
                                       ----------------------------------------------------
                                                                                                   Other
     Name and Principal Position             Year             Salary            Bonus           Compensation
-------------------------------------- ----------------- ----------------- ---------------- ----------------------
Carl L. Chen, Ph.D.                          2000             $200,000           $0             $39,248/(2)/
  Chairman and Chief Executive               1999             $191,000           $0             $39,248/(2)/
  Officer                                    1998             $200,000           $0             $39,248/(2)/

Gene Comfort                                 2000             $153,000           $0             $     0
  Executive Vice President                   1999             $143,000           $0             $     0
                                             1998             $160,961           $0             $     0


---------------------

/(1)/ The compensation described in this table does not include medical insurance, retirement benefits and other benefits which are available generally to all employees of AASI and certain perquisites and other personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's compensation in the table.

/(2)/  Represents premium for life insurance paid by AASI on behalf of Dr. Chen.

EMPLOYMENT AGREEMENT

         We entered into an eight-year employment agreement (the "Chen Employment Agreement") with Dr. Carl Chen, our Chairman, Chief Executive Officer and President, commencing in May 1996. The Chen Employment Agreement provides that, in consideration for Dr. Chen's services, he is to be paid an annual salary of $200,000. He will receive increases in salary and bonuses as deemed appropriate by the Board of Directors. We will maintain life insurance coverage on Dr. Chen, and Dr. Chen may name the beneficiary of such policy. The "Chen Employment Agreement" also provides that he will not compete with AASI during the term of the Chen Employment Agreement and for eighteen months thereafter and that, if Dr. Chen's employment is terminated by AASI without cause (as defined therein), he will receive up to eighteen months' salary as severance, payable monthly commencing on the thirtieth day following such termination without cause.

COMPENSATION OF DIRECTORS

         Non-employee directors receive $2,500 for each Board of Directors meeting attended. AASI pays all out-of-pocket expenses of attendance.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 26, 2001, by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's outstanding voting securities, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group. As of October 26, 2001, the Company had outstanding 37,319,921 shares of Class A Common Stock, par value $.0001 per share; 1,900,324 shares of Class B Common Stock, par value $.0001 per share; 4,000,00 shares of Class E-1 Common Stock, par value $.0001 per share; and 4,000,000 shares of Class E-2 Common Stock, par value $.0001 per share.

         Title of Class               Name and Address of            Common Stock            Percent of
                                      Beneficial Owner /(1)/    Beneficially Owned /(2)/     Ownership
-------------------------------------------------------------------------------------------------------------
Class A Common Stock               Carl L. Chen, Ph.D. /(3)/      390,000                   1.04%
Class B Common Stock                                              826,751                   43.5%
Class E-1 Common Stock                                          1,653,503                  41.34%
Class E-2 Common Stock                                          1,653,503                  41.34%

Class A Common Stock               Gene Comfort /(4)/              56,600                  Less than 1%
Class B Common Stock                                               60,001                   3.15%
Class E-1 Common Stock                                            120,000                   3.00%
Class E-2 Common Stock                                            120,000                   3.00%

Class A Common Stock               C.M. Cheng /(5)/(6)/            51,000                  Less than 1%
Class B Common Stock                                            1,013,572                  53.33%
Class E-1 Common Stock                                          2,027,144                  50.67%
Class E-2 Common Stock                                          2,027,144                  50.67%

Class A Common Stock               S.B. Lai, Ph.D. /(7)/           50,000                  Less than 1%

Class A Common Stock               David M. Turner /(8)/           31,400                  Less than 1%

Class A Common Stock               Roy H. Norris /(9)/             15,000                  Less than 1%

Class A Common Stock               Robert P. Kaplan /(10)/      1,960,071                   4.99%

Class A Common Stock               All executive officers       2,554,071                   6.46%
Class B Common Stock               and directors as a group     1,900,324                    100%
Class E-1 Common Stock             (7 persons)                  3,800,647                  95.02%
Class E-2 Common Stock                                          3,800,647                  95.02%

Class B Common Stock               Harpa Limited /(11)/         1,013,572                  53.33%
Class E-1 Common Stock                                          2,027,144                  50.67%
Class E-2 Common Stock                                          2,027,144                  50.67%


Class B Common Stock               Shih Jen Yeh /(11)/          1,013,572                  53.33%
Class E-1 Common Stock                                          2,027,144                  50.67%
Class E-2 Common Stock                                          2,027,144                  50.67%


Class B Common Stock               Chyao Chi Yeh /(11)/         1,013,572                  53.33%
Class E-1 Common Stock                                          2,027,144                  50.67%
Class E-2 Common Stock                                          2,027,144                  50.67%

Class A Common Stock               Austinvest Anstalt           3,841,727                   9.99%
                                   Balzers /(12)/

Class A Common Stock               Esquire Trade & Finance,     3,762,649                   9.99%
                                   Inc. /(13)/

Class A Common Stock               Alpha capital                4,104,605                   9.99%
                                   Akteingesellschaft /(14)/

Class A Common Stock               The Endeavour Capital        3,952,231                   9.99%
                                   Investment Fund, S.A. /(15)/

 /(1)/ Except as otherwise indicated, the address of each principal stockholder is c/o the Company at 3205 Lakewood Blvd., Long Beach, California 90808. The Company believes that all persons named have sole voting power and sole investment power, subject to community property laws where applicable.

 /(2)/ The Common Stock of the Company is divided into four classes. Each share of Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock is entitled to five votes per share, and Class A Common Stock is entitled to one vote per share. The shares of Class E Common Stock are subject to redemption by the Company if the Company does not achieve certain income or market price levels.

 /(3)/ Includes 200,000 shares of Class E-2 Common Stock held by Julie C. Chen, as trustee of the Eric F. Chen Trust under Declaration of Trust dated August 31, 1996, for the benefit of Eric F. Chen, Dr. Chen's son. Julie Chen is Dr. Chen's sister-in-law. Dr. Chen disclaims beneficial ownership of the 200,000 shares held by the Trust for the benefit of his son. Excludes 960,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days and includes options for 340,000 shares of Class A Common Stock which are currently exercisable.

 /(4)/ Excludes 79,400 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 56,600 shares of Class A Common Stock which are currently exercisable.

 /(5)/ Excludes 69,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 51,000 shares of Class A Common Stock which are currently exercisable.

 /(6)/ Includes 5,067,860 shares of Common Stock held by Harpa Limited, a Cayman Island corporation (Harpa). C.M. Cheng is a director of Harpa and has sole voting and investment control over the shares of Common Stock held by Harpa and thus may be deemed to beneficially own such shares. Mr. Cheng disclaims beneficial ownership of such shares. The address of Harpa is c/o Coutts Co. (Cayman) Ltd., Coutts House, P.O. Box 707, West Bay Road, Grand Cayman, Cayman Islands.

 /(7)/ Excludes 70,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 50,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

 /(8)/ Excludes 49,900 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes 31,100 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

 /(9)/ Excludes 45,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes 15,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

 /(10)/ Includes 1,960,071 shares of Class A Common Stock issuable upon the conversion or exercise of debentures, warrants, and options which are currently convertible or exercisable. Excludes 511,686 shares of Class A Common Stock issuable upon the conversion or exercise of debentures and warrants, which may not be converted or exercised pursuant to a contractually stipulated 4.99% ownership restriction. The full conversion of all Series A Preferred Stock and exercise of all warrants and options would exceed this restriction. Excludes 45,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

 /(11)/ The voting stock of Harpa is currently held equally by Shih Jen Yeh and Chyao Chi Yeh, who are children of Song Gen Yeh, the former Chairman and principal stockholder of the Company. The address of Mr. Shih Jen Yeh and Mr. Chyao Chi Yeh is 14th Floor, No. 55, Section 2, Chung-Cheng Road, Shih-Lin District, Taipei, Taiwan.

 /(12)/ The address for Austinvest Anstalt Balzers is Landstrasse 938, 9494 Furstentums, Balzers, Liechtenstein. Includes 1,135,802 shares of Class A Common Stock issuable upon the conversion of Series A Preferred Stock or exercise of warrants. Excludes 6,585,215 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock or exercise of warrants, which may not be converted or exercised pursuant to a contractually stipulated 9.99% ownership restriction. The full conversion of all Series A Preferred Stock and exercise of all warrants would exceed this restriction.

 /(13)/ The address for Esquire Trade & Finance Inc. is Trident Chambers, Road Town, Tortola, B.V.I. Includes 344,229 shares Class A Common Stock issuable upon conversion of Series A Preferred Stock and exercise of warrants. Excludes 7,057934 shares Class A Common Stock issuable upon the conversion of Series A Preferred Stock and the exercise of warrants, which may not be converted or exercised pursuant to a contractually stipulated 9.99% ownership restriction. The full conversion of all Series A Preferred Stock and the exercise of all warrants would exceed this restriction.

 /(14)/ The address for Alpha Capital Aktiengesellschaft is Pradafant 79490, FurstentumsVaduz, Lichtenstein. Includes 3,767,217 shares of Class A Common Stock issuable upon the conversion or exercise of Series A Preferred Stock, debentures and warrants. Excludes 14,458,496 shares of Class A Common Stock issuable upon the conversion or exercise of Series A Preferred Stock, debentures, and warrants, which may not be converted or exercised pursuant to a contractually stipulated 9.99% ownership restriction. The full conversion and exercise of all Series A Preferred Stock, debentures, and warrants would exceed this restriction.

 /(15)/ The address for The Endeavour Capital Investment Fund, S.A. is Cumberland House, 27 Cumberland Street, Nassau, New Providence, The Bahamas. Includes 2,241,955 shares of Class A Common Stock issuable upon the exercise or conversion of Series A Preferred Stock, debentures, and warrants. Excludes 4,210,602 shares of Class A Common Stock issuable upon conversion or exercise of Series A Preferred Stock, debentures, and warrants, which may not be converted or exercised pursuant to a contractually stipulated 9.99% ownership restriction. The full conversion and exercise of all Series A Preferred Stock, debentures, and warrants would exceed this restriction.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From January 1990 through December 1993, Mr. Song Gen Yeh, who was at that time a principal stockholder and director of AASI, advanced funds to us in the aggregate amount of $10,478,000. In December 1993, we entered into an agreement with Mr. Yeh to repay such advances through the issuance of 584,074 shares of Class B Common Stock, 1,168,148 shares of Class E-1 Common Stock, and 1,168,148 shares of Class E-2 Common Stock of AASI. Such shares were issued to Mr. Yeh in June 1996. From 1994 through 1995, Mr. Yeh provided additional advances to us aggregating $250,000. In June 1996, such advances were repaid by AASI through the issuance of 13,937 shares of Class B Common Stock, 27,873 shares of Class E-1 Common Stock, and 27,873 shares of Class E-2 Common Stock. Such shares were subsequently transferred to Harpa Limited ("Harpa"), a Cayman Islands corporation, the voting stock of which is controlled by two of Mr. Yeh's children. C.M. Cheng, a director of the Company, is the Director of Harpa and, as such, has the power to vote the shares of AASI's Common Stock held by Harpa. See "Principal Stockholders."

         In January 1990, we entered into a five-year agreement (the "Management Agreement") with SIDA Corporation ("SIDA"). Dr. Carl L. Chen, the Chairman, Chief Executive Officer and President of AASI , was at that time a principal stockholder of SIDA, and the other two stockholders of SIDA were also at that time stockholders of AASI. The Management Agreement provided for annual payments to SIDA of $140,000 for management services consisting essentially of those customarily performed by the President of a company. The SIDA agreement expired by its terms in January 1995. As of June 30, 1996, SIDA was owed $259,000 of unpaid management fees. This amount, together with accrued interest of $64,000 through August 30, 1996, was paid from the proceeds of a Bridge Financing in September 1996. In October 1993 and February 1994, we obtained loans from SIDA in the aggregate principal amount of $110,000, bearing interest at 12%. These loans, together with accrued interest of $31,000, were repaid from the proceeds of the Bridge Financing in September 1996.

         In February and July 1994, we received loans in an aggregate principal amount of $565,000, bearing interest at a rate of 12%, from four individuals who were at the time not affiliated with AASI. One of such persons, C.M. Cheng, became a director of AASI in June 1996. These loans, together with accrued interest of $161,000, were repaid with the proceeds of the Bridge Financing in September 1996.

         In December 1994, we entered into a New Management Agreement (the "New Management Agreement") with Dr. Chen which took effect in January 1995. Pursuant to the New Management Agreement, Dr. Chen agreed to serve as AASI's President and Chief Executive Officer. The New Management Agreement had a term of 10 years and provided that Dr. Chen was to receive a signing bonus of 139,365 shares of Class B Common Stock, 278,730 shares of Class E-1 Common Stock, and 278,730 shares of Class E-2 Common Stock, an annual salary of $350,000, and additional annual compensation payable in 147,727 shares of Class B Common Stock, 295,454 shares of Class E-1 Common Stock, and 295,454 shares of Class E-2 Common Stock. In May 1996, Dr. Chen agreed to terminate the New Management Agreement. Pursuant to the New Management Agreement and in connection with its termination, we issued a total of 577,823 shares of Class B Common Stock, 1,155,647 shares of Class E-1 Common Stock, and 1,155,647 shares of Class E-2 Common Stock to Dr. Chen. At June 30, 1996, $144,000 remained accrued and unpaid under the New Management Agreement. This amount was paid to Dr. Chen with the proceeds of the Bridge Financing in September 1996.

         In May 1996 we entered into an Employment Agreement with Dr. Chen pursuant to which he agreed to serve as its Chairman, Chief Executive Officer and President. See "Management Employment Agreement". As of August 31, 1996, compensation of $69,000 was accrued and unpaid under this Employment Agreement. This amount was paid from the proceeds of the Bridge Financing in September 1996. From September 1995 through August 1996, Dr. Chen made loans bearing interest at a rate of 12% to us in the aggregate principal amount of $562,000. In May 1996, Dr. Chen agreed to convert $336,000 of these loans into 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with $36,000 of accrued interest, was repaid with the proceeds of the Bridge Financing in September 1996.

         In 1994 and 1995, we obtained loans from General Bank in the aggregate principal amount of $900,000. This loan bore interest at the prime rate plus 1.5% and had a maturity date of October 1996. Repayment of the loan was guaranteed by the Small Business Administration, the California Export Finance Office and Dr. Chen and was secured by substantially all the assets of AASI. The total outstanding balance of the loan of approximately $915,000 (including accrued interest) was repaid from the proceeds of the Bridge by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

                            DESCRIPTION OF SECURITIES

         The following description of the capital stock of AASI and certain provisions of our Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

         The authorized capital stock of the Company will consist of 625,000,000 shares of Class A Common Stock, $.0001 par value (giving effect to the amendment to the Company's Certificate of Incorporation occurring in Decemer 2001), 10,000,000 shares of Class B Common Stock, $.0001 par value, 4,000,000 shares of Class E-1 Common Stock, $.0001 par value, 4,000,000 shares of Class E-2 Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which 120,000 have been designated as Class A Preferred Stock. As of December 3, 2001, there were outstanding 42,348,932 shares of Class A Common Stock, 1,900,324 shares of Class B Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-1 Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-2 Common Stock (held of record by four stockholders) and 48,719 shares of Class A Preferred Stock.

UNITS

         Each Unit previously offered consisted of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant. At any time commencing on the date of issuance until the fifth anniversary date of the Prospectus for that offering, each Class A Warrant will be exercisable to purchase one share of Class A Common Stock and one Class B Warrant and each Class B Warrant will be exercisable to purchase one share of Class A Common Stock. The Common Stock and Warrants included in the Units are immediately transferable separately upon issuance.

COMMON STOCK

         The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are substantially identical, except that the holders of Class A Common Stock have the right to cast one vote, and the holders of Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock have the right to cast five votes, for each share held of record on all matters submitted to a vote of the holders of Common Stock, including the


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

election of directors. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when voting by class is required by applicable law. Holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of AASI available for distribution to the holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of the Company. Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the common stock and no redemption or sinking fund provisions exist for the benefit thereof. All outstanding shares of common stock are, and those shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

         As a consequence of their ownership of common stock and the enhanced voting power of the Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock, the current stockholders of AASI will continue to control a majority of the voting power of the Company following completion of the prior offering and, accordingly, will be able to elect all of AASI's directors. This difference in voting rights and consequent increase in the voting power of the Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock has an anti-takeover effect, in that the existence of the Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock. Thus, the stockholders of AASI may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of the Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock in order to negotiate the terms of such a business combination. Additionally, any such proposed business combination would have to be approved by the Board of Directors, which may be under the control of the holders of the Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock; and, if stockholder approval were required, the approval of the holders of the Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock would be necessary before any such business combination could be consummated.

PERFORMANCE SHARES

         Our Certificate of Incorporation provides that the Class E-1 and E-2 Common Stock is redeemable by AASI at a price of $.01 per share unless the Company meets certain income or share price thresholds. If the thresholds are met, the Performance Shares will be automatically converted into shares of Class B Common Stock. The Performance Shares are not assignable or transferable other than upon death, by operation of law, or to related parties who agree to be bound by the restrictions on the Performance Shares set forth in AASI's Certificate of Incorporation.

         (a) The 4,000,000 shares of outstanding Class E-1 Common Stock will be automatically converted into Class B Common Stock if, and only if, one or more of the following conditions are met:

                  (i) our net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by AASI's independent public accountants (the "Minimum Pretax Income") amounts to at least $17.5 million for the fiscal year ending December 31, 1998;

                  (ii) the Minimum Pretax Income amounts to at least $22.5 million for the fiscal year ending December 31, 1999;

                  (iii) the Minimum Pretax Income amounts to at least $28.5 million for the fiscal year ending December 31, 2000;

                  (iv) the Minimum Pretax Income amounts to at least $36.0 million for the fiscal year ending on December 31, 2001;

                  (v) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2002; or

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

                  (vi) the Minimum Pretax Income amounts to at least $56.0 million for the fiscal year ending on December 31, 2003.

         (b) The 4,000,000 shares of outstanding Class E-2 Common Stock will be converted into Class B Common Stock if, and only if, at least one of the following conditions is met.

                  (i) the Minimum Pretax Income amounts to at least $21.875 million for the fiscal year ending on December 31, 1998;

                  (ii) the Minimum Pretax Income amounts to at least $28.125 million for the fiscal year ending on December 31, 1999;

                  (iii) the Minimum Pretax Income amounts to at least $35.625 million for the fiscal year ending on December 31, 2000;

                  (iv) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2001

                  (v) the Minimum Pretax Income amounts to at least $56.25 million for the fiscal year ending on December 31, 2002; or

                  (vi) the Minimum Pretax Income amounts to at least $69.5 million for the fiscal year ending on December 31, 2003.

         The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusive of any extraordinary earnings or charge, including, but not limited to, any charge to income resulting from conversion of the Performance Shares and (ii) shall be increased proportionately, with certain limitations, in the event additional shares of common stock or securities convertible into, exchangeable for or exercisable into common stock are issued after completion of the Offering. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

         If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by March 31, 2004, the Performance Shares will be redeemable by AASI at a price of $.01 per share. We expect that the conversion of Performance Shares owned by officers, directors, employees and consultants of AASI will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings equal to the fair market value of such shares on the date of conversion. Such charge could substantially increase the loss or reduce or eliminate our net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, converted. Therefore, although the amount of compensation expense recognized by AASI will not affect our cash flow, it may have a negative effect on the market price of our securities.

         The restrictions on the Class E-1 Common Stock and Class E-2 Common Stock were required by the Underwriter as a condition to that offering. The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between AASI and the Underwriter and should not be construed to imply or predict any future earnings by us or any increase in the market price of our securities.

         Bid Price shall mean the closing bid price of the Class A Common Stock as quoted on the Nasdaq SmallCap Market or as reported by the National Quotation Bureau, Inc. or the closing sales price of the Class A Common Stock if it is listed on the Nasdaq National Market or a national stock exchange.

CLASS B COMMON STOCK

         Each share of Class B Common Stock was convertible at any time commencing thirteen months following the date of the Prospectus for that offering at the option of the holder into one share of Class A Common Stock. Shares of Class B Common Stock will also automatically convert into an equivalent number of fully paid and non-assessable shares of Class A Common Stock after such period upon the sale or transfer of such shares of Class B Common Stock (other than a transfer to another holder of Class B Common Stock) by the original record holder thereof or upon the death of the holder thereof unless and to the extent that such shares are acquired by another holder of Class B Common Stock.

PREFERRED STOCK

         The preferred stock may be issued in series, and shares of each series will have such rights, preferences, and privileges as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, the Board of Directors may, without further action by the holders of common stock, fix the number of shares constituting the series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of preferred stock. The holders of any series of preferred stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the common stock.

         The Board of Directors may issue series of preferred stock without action by the holders of the common stock. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the holders of the common stock. The issuance of preferred stock may also dilute the voting power of the holders of common stock, in that a series of preferred stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest. We have no current plans to issue any additional preferred stock, other than under the March 2000 Series A Preferred Stock equity line.

         As of December 3, 2001, we had 48,719 shares of Series A Preferred Stock outstanding. Holders of the Series A Preferred Stock are entitled to receive cash dividends, payable quarterly, and have preferential liquidation rights above all other issuances of common stock for an amount equal to the stated value. The Series A Preferred Stock and unpaid dividends are convertible into shares of Class A Common Stock equal to an amount determined by the market value at the date of close of the Class A Common Stock, adjusted for changes in the market price prior to the conversion. The preferred stockholders do not have voting rights.

TRANSFER AGENT AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York, will serve as Transfer Agent for the shares of Common Stock.

CERTAIN STATUTORY AND CHARTER PROVISIONS UNDER THE DELAWARE GENERAL CORPORATION LAW

         Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "Interested Stockholder") may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) upon consummation of the Business Combination, the Interested Stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the Business Combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.


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

          These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. Our stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

          The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

                         SHARES ELIGIBLE FOR FUTURE SALE

          Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the [10,250,000] shares of common stock to be issued under the Private Equity Line of Credit Agreement, upon the conversion of the various notes and Series A Preferred Stock and underlying the warrants issued or to be issued under the various agreements, as described in this Prospectus, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

Outstanding Restricted Stock

          2,444,568 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Preferred Stock

          As of December 3, 2001, there were 48,719 shares of Series A Preferred Stock currently outstanding held by 14 shareholders of record. The shares of common stock to be issued upon the conversion of the preferred stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. A registration statement with regard to the resale of the underlying common stock is currently effective and the resale of additional shares underlying the conversion of the preferred stock are being registered by this offering statement.

Convertible Notes

          As of December 3, 2001, $12,881,827 of convertible notes with 53 holders was outstanding. The shares of common stock to be issued upon the conversion of the notes may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. A registration statement with regard to the resale of certain of the underlying common stock is currently effective and the resale of additional shares underlying the conversion of the notes are being registered by this offering statement.

Warrants

         The resale of shares of common stock to be issued upon the exercise of the warrants issued or issuable under the various agreements described in this offering statement are being registered by this offering statement.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         --     ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         --     block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         --     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         --     an exchange distribution in accordance with the rules of the applicable exchange;
         --     privately-negotiated transactions;
         --     short sales;
         --     broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
         --     a combination of any such methods of sale; and
         --     any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Each selling shareholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are offering hereby a total of up to 454,690,576 shares of our Class A Common Stock. The following table sets forth certain information with respect to the Selling Shareholders as of December 3, 2001. The Selling Shareholders are not currently affiliates of the Company, and have not had a material relationship with the Company during the past three years, other than as a holder of securities of the Company and the negotiation of the various agreements set forth in this offering statement.

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

MARCH 2000 PREFERRED STOCK EQUITY LINE AGREEMENT

          Overview. On March 3, 2000, we entered into a Subscription Agreement with certain of the Selling Shareholders identified in this Prospectus. Under this agreement we have issued $9,108,500 in Series A Preferred Stock with a put option to issue and sell an additional $891,500 of Series A Preferred Stock upon the agreement of the applicable Selling Shareholders.

          Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which underly the conversion of the preferred stock to be issued as a consequence of the invocation of that put right. Additionally, we must provide the Selling Shareholders with a Put Notice, which must set forth the Investment Amount which we intend to sell to the Selling Shareholders, and which must be accompanied by certain required documents.

          Limitations and Conditions Precedent to Our Put Rights. The Selling Shareholders' obligation to acquire and pay for any Series A Preferred Stock with respect to any particular put is subject to certain conditions precedent, including:

          -- The resale of the shares to be issued must be registered on an effective Registration Statement;
          -- Trading of our Class A Common Stock must not have been suspended, and our Class A Common Stock must continue to be listed on its principal market; and
          -- The Company must be in compliance with the Certificate of Designation which governs the Series A Preferred Stock.

          Short Sales. The Selling Shareholders and their affiliates are prohibited from engaging in short sales of our common stock at a time when the last reported bid of the common stock is less than $7.00 per share.

AUGUST 2000 PRIVATE EQUITY LINE OF CREDIT AGREEMENT

          Overview. On August 15, 2000, we entered into a Private Equity Line of Credit Agreement with certain of the Selling Shareholders identified in this Prospectus. This Agreement entitles us to issue and sell our common stock for up to an aggregate of $20 million from time to time during a three-year period following the effective date of the registration statement filed on September 5, 2000. This is also referred to as a put right. $17,522,500 remains available under this agreement

         Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must provide the Selling Shareholders with an Optional Purchase Notice, which must set forth the Investment Amount which we intend to sell to the Selling Shareholders. The Investment Amount sold to the Selling Shareholders in a Put may not exceed a limit based on the price of the Class A Common Stock and the average daily reported trading volume during the twenty calendar days preceding the delivery of the Optional Purchase Notice. The Investment Amount specified in an Optional Purchase Notice may not be less than $200,000.

         The Selling Shareholders will purchase stock from us at 92% or 93% of the market price. Market price is defined as the daily volume weighted average price of the Class A Common Stock during the fourteen business-day period following the date of the Optional Purchase Notice.

         Limitations and Conditions Precedent to Our Put Rights. The Selling Shareholders' obligation to acquire and pay for any common shares with respect to any particular put is subject to certain conditions precedent, including:

         -- The resale of the shares to be issued must be registered on an effective Registration Statement;
         -- Trading of our Class A Common Stock must not have been suspended, and our Class A Common Stock must continue to be listed on its principal market; and
         -- The average trading volume for our Class A Common Stock over the previous thirty trading days must equal or exceed 20,000 shares per trading day.

         Short Sales. The Selling Shareholders and their affiliates are prohibited from engaging in short sales of our common stock at a per share price of less than ten dollars per share unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

MARCH 27, 2001, SUBSCRIPTION AGREEMENT FOR SECURED CONVERTIBLE NOTES

          Overview. On March 27, 2001, we entered into a subscription agreement with certain of the Selling Shareholders identified in this Prospectus for the sale of (i) between $4,000,000 to $5,000,000 in secured convertible notes and
(ii) warrants to purchase two shares of our Class A Common Stock for each dollar loaned to us pursuant to such convertible notes. The maturity date on these secured convertible notes and the expiration date on these warrants is 3 years from the date of issuance.

          The secured convertible notes bear interest at the annual rate of 5% and are convertible following issuance into shares of our Class A Common Stock at, upon the election of the holder, one of the following prices per share: ii) $0.25; ii) 80% of the average of the three lowest closing prices of our Class A Common Stock for the sixty trading days immediately prior to the conversion date; or iii) the closing price of our Class A Common Stock on the last trading day immediately preceding the date of the initial issuance of the notes. These convertible notes are secured by all of our assets.

          The warrants may be exercised following issuance and will have an exercise price per share of 110% of the closing price of the Class A Common Stock on the trading day prior to the issuance of the warrant.

          We are required to register the resale of the shares of Class A Common Stock underlying the secured convertible notes and warrants.

          Initial Closing. Pursuant to the subscription agreements discussed above, on March 27, 2001, we sold in an initial closing $4,100,000 in secured convertible notes for face value and issued warrants to purchase 8,254,060 shares of our Class A Common Stock at an exercise price of $0.45 per share.

          As part of this initial closing, we incurred fee obligations to finders of $330,089 which was paid by the issuance of unsecured convertible notes substantially similar to the secured convertible notes described above, but for the security interest.

          Put Rights. The subscription agreement also provided us with put rights for up to an additional $3 million in secured convertible notes and warrants under the same terms as the March 27, 2001, subscription agreement. We completed a put on July 25, 2001, and issued $1 million in secured convertible notes for face value and issued warrants to purchase 2,000,000 shares of our Class A Common Stock at an exercise price of $0.242 per share. As part of this put, we incurred fee obligations to finders of $80,000. Of this $80,000, $68,480 was paid by the issuance of unsecured convertible notes substantially similar to the secured convertible notes described above, but for the security interest.

          Conversion. The closing price of our Class A Common Stock as of December 10, 2001, was $0.255. Assuming an average price of $0.172 and further assuming that holders would elect the lesser of this average price and $0.25, the conversion price under the secured convertible notes would be $0.1376 and the $3,564,827 face value of the currently outstanding secured convertible notes (including finders notes) would be convertible into approximately 25,907,173 shares of our Class A Common Stock. This calculation does not include interest and is therefore potentially convertible into a higher number of shares.

JUNE 27, 2001, SUBSCRIPTION AGREEMENT FOR CONVERTIBLE NOTES

          Overview. On June 27, 2001, we entered into a subscription agreement with a certain Selling Shareholder identified in this Prospectus for the sale of $1,000,000 in secured convertible notes and warrants to purchase shares of our Class A Common Stock. The maturity date on these secured convertible notes is 5 years from the date of issuance and the expiration date on these warrants is 3 years from the date of issuance.

          The convertible notes bear interest at the annual rate of 5% and are convertible following issuance into shares of our Class A Common Stock at, upon the election of the holder, one of the following prices per share: i) $0.25; ii) 80% of the average of the three lowest closing prices of our Class A Common Stock for the sixty trading days immediately prior to the conversion date; or
iii) the closing price of our Class A Common Stock on the last trading day immediately preceding the date of the initial issuance of the notes.

          The warrants may be exercised following issuance and will have an exercise price per share of 110% of the closing price of the Class A Common Stock on the trading day prior to the issuance of the warrant.

          We are required to register the resale of the shares of Class A Common Stock underlying the secured convertible notes and warrants.

          Closing. Pursuant to the subscription agreement discussed above, on March 27, 2001, we $1,000,000 in secured convertible notes for face value and issued warrants to purchase 2,646,212 shares of our Class A Common Stock at an exercise price of $0.22275 per share. As part of the closing, we incurred fee obligations to finders of $100,000.

          Conversion. The closing price of our Class A Common Stock as of December 10, 2001, was $0.255. Assuming an average price of $0.172 and further assuming that holders would elect the lesser of this average price and $0.25, the conversion price under the secured convertible notes would be $0.1376 and the $1,000,000 face value of the currently outstanding secured convertible notes would be convertible into approximately 7,267,442 shares of our Class A Common Stock. This calculation does not include interest and is therefore potentially convertible into a higher number of shares.

OCTOBER 26, 2001, SUBSCRIPTION AGREEMENT FOR SECURED CONVERTIBLE NOTES

          Overview. On October 26, 2001, we entered into a subscription agreement with certain of the Selling Shareholders identified in this Prospectus for the sale of (i) between $7,000,000 to $10,000,000 in secured convertible notes and (ii) warrants to purchase two shares of our Class A Common Stock for each dollar loaned to us pursuant to such convertible notes. The maturity date on these secured convertible notes and the expiration date on these warrants is 5 years from the date of issuance.

          The secured convertible notes bear interest at the annual rate of 8% and are convertible following 120 days from issuance into shares of our Class A Common Stock at, upon the election of the holder, one of the following prices per share: i) $0.35; or ii) 70% of the average of the three lowest closing prices of our Class A Common Stock for the thirty trading days immediately prior to the conversion date. These convertible notes are secured by all of our assets.

          The warrants may be exercised following 45 days from issuance and provide an exercise price per share of: i) $0.25 for the first 50% of the shares purchasable thereunder; and ii) $0.30 for the remaining 50% of such shares.

          We are required to register the resale of the shares of Class A Common Stock underlying the secured convertible notes and warrants.

          Initial Closing. Pursuant to the subscription agreements discussed above, on October 26, 2001, we sold in an initial closing $7,000,000 in secured convertible notes for face value and issued warrants to purchase 14,000,000 shares of our Class A Common Stock. We also received a commitment from one investor to purchase within 120 days of October 26, 2001, an additional $1,000,000 in secured convertible notes for face value and obtain an additional warrant to purchase up to 2,000,000 shares of our Class A Common Stock. This commitment was reduced by $250,000 pursuant to the terms of the subsequent closing of November 12, 2001.

          As part of this initial closing, we incurred fee obligations to finders of $697,000 plus warrants to purchase up to 2,000,000 shares of our Class A Common Stock. Of this $697,000, $622,000 was paid by the issuance of unsecured convertible notes substantially similar to the secured convertible notes described above, but for the security interest. The warrants issued to finders were identical to those described above.

          Subsequent Closing. On November 12, 2001, additional investors were added to the subscription agreement discussed above, and we sold an additional $750,000 in secured convertible notes for face value and issued warrants to purchase 1,500,000 shares of our Class A Common Stock.

          As part of this subsequent closing, we incurred fee obligations to finders of $75,000 plus warrants to purchase up to 214,285 shares of our Class A Common Stock. Of this $75,000, $45,000 was paid by the issuance of unsecured convertible notes substantially similar to the secured convertible notes described above, but for the security interest. The warrants issued to finders were identical to those described above.

          Put Agreement. In connection with the initial closing, we also entered into an agreement with certain investors who hold our securities, some of whom purchased secured convertible notes and obtained warrants in the initial closing, providing us with the right to sell to such investors up to an additional $5,000,000 in secured convertible notes and warrants with the under the same terms as the October 26, 2001, subscription agreement. This right expires on October 26, 2002. The put amount was reduced by $500,000 pursuant to the subsequent closing of November 12, 2001.

          Conversion. The closing price of our Class A Common Stock as of December 10, 2001, was $0.255. Assuming an average price of $0.1966 and further assuming that holders would elect the lesser of this average price and $0.35, the conversion price under the secured convertible notes would be $0.1376 and the $8,417,000 face value of the currently outstanding secured convertible notes (including finders notes) would be convertible into approximately 61,170,058 shares of our Class A Common Stock. This calculation does not include interest and is therefore potentially convertible into a higher number of shares.

                                  LEGAL MATTERS

          The validity of the shares of common stock being offered hereby will be passed upon for the Company by Luce, Forward, Hamilton and Scripps LLP, San Diego, California.

                                     EXPERTS

          The financial statements of Advanced Aerodynamics & Structures, Inc. ("AASI") at December 31, 2000, and for each of the two years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Class A Common Stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of AASI filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
                                                 ------------------

         We intend to furnish our shareholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                                             Page
                                            Number
                                            ------

Report of Independent Auditors               F-1
Balance Sheet                                F-2
Statement of Operations                      F-3
Statement of Stockholders' Equity
Statement of Cash Flows                      F-6
Notes to Financial Statements                F-7

To the Board of Directors
Advanced Aerodynamics & Structures, Inc.

     We have audited the accompanying balance sheet of Advanced Aerodynamics & Structures, Inc. (a development stage enterprise) as of December 31, 2000, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years then ended, and for the period from January 26, 1990 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Aerodynamics & Structures, Inc., at December 31, 2000, and the results of its operations and its cash flows for each of the two years then ended and for the period from January 26, 1990 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming Advanced Aerodynamics & Structures, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses, has a net retained deficit and its working capital at December 31, 2000 has been depleted. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           Ernst & Young LLP


Long Beach, California
March 27, 2001

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                                                       December 31, 2000
                                                                                       -----------------
                                     ASSETS
Current assets:
 Cash and cash equivalents                                                                  $     13,000
 Prepaid expenses and other current assets                                                        69,000
                                                                                            ------------
   Total current assets                                                                           82,000

Property, plant and equipment, net                                                            12,581,000
Restricted cash                                                                                  405,000
Other assets                                                                                     206,000
                                                                                            ------------
   Total assets                                                                             $ 13,274,000
                                                                                            ============
             LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Accounts payable                                                                           $  1,393,000
 Capital lease obligations, current portion                                                      361,000
 Other accrued liabilities                                                                       684,000
                                                                                            ------------
   Total current liabilities                                                                   2,438,000
Long-term liabilities:
Capital Lease obligations, long-term                                                           9,661,000
Deferred revenue                                                                               1,782,000
                                                                                            ------------
    Total liabilities                                                                         13,881,000
Stockholders' deficiency:
 Preferred Stock, par value $.0001 per share; 5,000,000 shares authorized; none                        -
  issued and outstanding,
 Series A, 5% Cumulative Convertible Preferred Stock, $.0001 par value, $100                   4,625,000
  stated value per share, 100,000 shares authorized, 68,909 shares issued and outstanding
 Class A   Common Stock, par value $.0001 per share; 85,000,000 shares                             1,000
  authorized; 8,964,499 shares issued and outstanding
 Class B   Common Stock, par value $.0001 per share; 10,000,000 shares                                 -
  authorized; 1,900,324 shares issued and outstanding
 Class E-1 Common Stock; par value $.0001 per share; 4,000,000 shares                                  -
  authorized; 4,000,000 shares issued and outstanding
 Class E-2 Common Stock; par value $.0001 per share; 4,000,000 shares                                  -
  authorized; 4,000,000 shares issued and outstanding

Warrants to purchase common stock:
   Warrants                                                                                    2,575,000
   Public Warrants                                                                               473,000
   Class A Warrants                                                                           11,290,000
   Class B Warrants                                                                            4,632,000
Additional paid-in capital                                                                    37,589,000
Deficit accumulated during the development stage                                             (61,792,000)
                                                                                            ------------
  Total stockholders' deficiency                                                                (607,000)
                                                                                            ------------
Total liabilities and stockholders' deficiency                                              $ 13,274,000
                                                                                            ============

                See accompanying notes to financial statements.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS


                                                                                                                Period from
                                                                                                                January 26,
                                                                                                                   1990
                                                                               Year Ended                     (inception) to
                                                                              December 31,                     December 31,
                                                             -----------------------------------------------------------------
                                                                              1999                  2000               2000
                                                             -----------------------------------------------------------------
Interest income                                                        $   373,000          $     75,000          $  2,818,000
Other income                                                                60,000                68,000             1,390,000
                                                             -----------------------------------------------------------------
                                                                           433,000               143,000             4,208,000
Cost and expenses:
     Research and development costs                                      5,566,000             6,341,000            37,107,000
     General and administrative expenses                                 3,186,000             3,543,000            21,421,000
     Loss on disposal of assets                                                  -                     -               755,000
     Realized loss on sale of investments                                   30,000                36,000                66,000
     Interest expense                                                      992,000               938,000             4,283,000
     In-process research and development acquired                                -                     -               761,000
                                                             -----------------------------------------------------------------
                                                                         9,774,000            10,858,000            64,393,000
                                                             -----------------------------------------------------------------
Loss before extraordinary item                                          (9,341,000)          (10,715,000)          (60,185,000)
Extraordinary loss on retirement of Bridge Notes                                 -                     -              (942,000)
                                                             -----------------------------------------------------------------
Net loss                                                               $(9,341,000)         $(10,715,000)         $(61,127,000)
                                                             =================================================================
Net loss per share                                                     $     (1.05)         $      (1.26)
                                                             ===========================================
Weighted average number of shares outstanding                            8,900,000             9,168,000
                                                             ===========================================

                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     Statement of Stockholders' Deficiency

                                                                           Common Stock
                                                     -------------------------------------------------------------------------------
                                 Preferred Stock           Class A             Class B           Class E-1          Class E-2
                                ----------------------------------------------------------------------------------------------------
                                Shares   Amount       Shares   Amount     Shares   Amount    Shares   Amount    Shares   Amount
                                ----------------------------------------------------------------------------------------------------
Common stock issued                         $                   $          418,094  $         836,189  $         836,189  $

Common stock issued in
 exchange for in-process
 research and development                                                  201,494            402,988            402,988

Imputed interest on advances
 from stockholder
Conversion of stockholder
 advances                                                                  598,011          1,196,021          1,196,021
Conversion of officer loans                                                187,118            374,236            374,236
Stock issued in consideration for
 services in 1994, 1995, and
 1996                                                                      595,283          1,190,566          1,190,566
Imputed interest on advances
 from stockholder
Net proceeds from initial public
 offering of Units                                  6,000,000  1,000
Net proceeds from exercise of
 over-allotment option                                900,000
Warrants issued in connection
  with issuance of Bridge
 Notes
Net loss from inception to
 December 31, 1996
                                 ---------------------------------------------------------------------------------------------------
Balance at December 31, 1996                        6,900,000  1,000     2,000,000          4,000,000          4,000,000

Adjustment to proceeds from
 initial public offering and
 exercise of overallotment
 option
Net Loss
                                 ---------------------------------------------------------------------------------------------------
Balance at December 31, 1997                        6,900,000  1,000     2,000,000          4,000,000          4,000,000
Conversion of Class B to A
 Common Stock                                          99,676              (99,676)
Net Loss
                                 ---------------------------------------------------------------------------------------------------
Balance at December 31, 1998                        6,999,676  1,000     1,900,324          4,000,000          4,000,000
  Net Loss

Unrealized loss on investments
Comprehensive Loss
                                 ---------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999                                  6,999,676  1,000     1,900,324          4,000,000          4,000,000

                                                                     Additional   Accumulated Other Deficit Accumulated
                                     Public     Class A    Class B    Paid-In       Comprehensive          During the
                       Warrants     Warrants    Warants    Warrants   Capital           Losses         Development State     Total
                       -------------------------------------------------------------------------------------------------------------
Common stock issued    $            $           $          $         $7,500,000   $                 $                    $7,500,000
Common stock issued
 in exchange for
 in-process research
 and development                                                        361,000                                             361,000
Imputed interest on
 advances from
 stockholder                                                            799,000                                             799,000
Conversion of
 stockholder advances                                                10,728,000                                          10,728,000
Conversion of officer
 loans                                                                  336,000                                             336,000
Stock issued
 in consideration
 for services
 in 1994, 1995,
 and 1996                                                             1,507,000                                           1,507,000
Imputed interest on
 advances from
 stockholder                                                             11,000                                              11,000
Net proceeds from
 initial public
 offering of Units                              9,583,000 4,166,000  12,566,000                                          23,316,000
Net proceeds from
 exercise of over-
 allotment option                               1,707,000   466,000   1,922,000                                           4,095,000
Warrants issued in
 connection with
 issuance of Bridge
 Notes                                473,000                                                                               473,000
Net loss from inception
 to December 31, 1996                                                                                24,328,000          24,328,000
                       ------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1996                    473,000  11,290,000 4,632,000  35,730,000                     (24,328,000)         27,798,000
Adjustment to proceeds
 from initial
 public offering and
 exercise of
 overallotment option                                                   (78,000)                                            (78,000)
Net Loss                                                                                             (6,625,000)         (6,625,000)
                       ------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1997                     473,000  11,290,000 4,632,000  35,652,000                     (30,953,000)        (21,095,000)
Conversion of
 Class B to A
 Common Stock
Net Loss                                                                                            (10,118,000)        (10,118,000)
                       -------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1998                    473,000  11,290,000 4,632,000  35,652,000                     (41,071,000)         10,977,000
  Net Loss                                                                                           (9,341,000)         (9,341,000)
Unrealized loss on
 investments                                                                       (32,000)                                 (32,000)
Comprehensive Loss                                                                                                       (9,373,000)
                       -------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999                    473,000  11,290,000 4,632,000  35,652,000    (32,000)          (50,412,000)         1,604,000

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

               Statement of Stockholders' Deficiency (continued)



                                                                                  Common  Stock
                                                    -------------------------------------------------------------------------------
                               Preferred Stock           Class A              Class B            Class E-1           Class E-2
                            ---------------------   ------------------  ------------------   -----------------  -------------------
                             Shares       Amount     Shares     Amount    Shares    Amount    Shares    Amount    Shares    Amount
                            --------   ----------   ---------  -------  ---------  --------  ---------  ------  ---------  --------
Net proceeds from
 issuance of  preferred
 stock                       79,800    $5,034,000               $                  $                    $                  $
Conversion of Preferred
 Stock to Class A
 Common Stock               (10,891)     (687,000)    712,663
Net proceeds from
 Equity Line Plan                                   1,252,160
Amortization on discount
 of Preferred Stock                       278,000
Amortization on warrants
 attached to common stock
Unrealized gain on
 investments
Net Loss
                            --------   ----------   ---------  -------  ---------  --------  ---------  ------  ---------  --------
Comprehensive loss
                            ========   ==========   =========  =======  =========  ========  =========  ======  =========  ========
Balance at December 31,
  2000                        68,909   $4,625,000   8,964,499   $1,000  1,900,324  $     -   4,000,000  $   -   4,000,000  $     -
                            ========   ==========   =========  =======  =========  ========  =========  ======  =========  ========

                                                                                         Accumulated
                                                                                           Other      Deficit Accumulated
                                       Public     Class A     Class B     Additional    Comprehensive     During the
                           Warrants   Warrants   Warrants    Warrants   Paid-In Capital    Losses     Development Stage    Totals
                          ---------  ---------  ----------  ----------  --------------- ------------- ------------------  --------
Net proceeds from
 issuance of preferred
 stock                    $2,217,000 $        $            $            $   342,000    $              $  (342,000)      $ 7,251,000
Conversion of Preferred
 Stock to Class A
 Common Stock                                                               687,000                                               -
Net proceeds from
 Equity Line Plan            358,000                                        863,000                                       1,221,000
Amortization on discount
 of Preferred Stock                                                                                      (278,000)                -
Amortization on warrants
 attached to common stock                                                    45,000                       (45,000)                -
Unrealized gain on
 investments                                                                           32,000                                32,000
Net Loss                                                                                              (10,715,000)      (10,715,000)
                          ---------- -------- -----------  -----------  -----------    ---------      -----------      ------------
Comprehensive loss                                                                                                      (10,683,000)
                          ========== ======== ===========  ===========  ===========    =========      ===========      ============
Balance at December 31,
  2000                    $2,575,000 $473,000 $11,290,000  $ 4,632,000  $37,589,000    $       -      $61,792,000       $  (607,000)
                          ========== ======== ===========  ===========  ===========    =========      ===========      ============

                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                                                                                                     PERIOD FROM
                                                                                                                      JANUARY 26
                                                                                                                         1990
                                                                                                                     (INCEPTION)
                                                                                         YEAR ENDED DECEMBER 31,   TO DECEMBER 31
                                                                                  -----------------------------------------------
                                                                                            1999            2000              2000
                                                                                  ------------------------------------------------
OPERATING ACTIVITIES:
 Net loss                                                                           $ (9,341,000)   $(10,715,000)     $(61,127,000)
 Adjustments to reconcile net loss to net cash used in operating activities:                   -               -
  Noncash stock compensation expense                                                           -               -         1,207,000
  Noncash interest expense                                                                     -               -           336,000
  Cost of in-process research and development acquired                                         -               -           761,000
  Imputed interest on advances from stockholder                                                                -           810,000
  Interest income from restricted cash invested                                          (10,000)              -          (474,000)
  Extraordinary loss on retirement of Bridge Notes                                             -               -           942,000
  Depreciation and amortization                                                          985,000       1,148,000         4,773,000
  Loss on disposal of assets                                                                                   -           755,000
  Realized loss on sale of investments                                                    30,000          36,000            66,000
  Changes in operating assets and liabilities:
   Decrease in prepaid expenses and other current assets                                  12,000           7,000           104,000
   Increase in other assets                                                               (7,000)        (12,000)         (206,000)
   (Decrease) increase in accounts payable                                            (1,260,000)      1,002,000             5,000
   (Decrease) increase in accrued liabilities                                           (515,000)        145,000         1,791,000
   Increase in deferred revenue                                                          150,000          70,000         1,560,000
                                                                                  ------------------------------------------------
Net cash used in operating activities                                                 (9,956,000)     (8,319,000)      (48,697,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Increase in construction in progress                                                          -               -          (446,000)
 Proceeds from insurance claims upon loss of aircraft                                          -               -            30,000
 Proceeds from sales of assets                                                         9,800,000               -         9,803,000
 Capital expenditures                                                                   (111,000)     (2,276,000)       (8,119,000)
 Purchase of certificate of deposit                                                            -               -        (1,061,000)
 Proceeds from redemption of certificate of deposit                                            -               -         1,061,000
 Purchase of investments                                                             (22,062,000)     (2,626,000)      (36,346,000)
 Proceeds from maturities of investments in bonds                                        828,000               -           828,000
 Proceeds from sale of investments                                                    19,672,000       4,950,000        35,452,000
 Restricted cash from long-term debt                                                     405,000               -        (8,095,000)
 Increase in restricted cash                                                                   -        (405,000)         (405,000)
                                                                                  ------------------------------------------------
Net cash provided by (used in) investing activities                                    8,532,000        (357,000)       (7,298,000)
                                                                                  ------------------------------------------------
FINANCING ACTIVITIES:
 Adjustment to net proceeds from initial public offering and exercise of                       -               -
  over allotment option                                                                                                    (78,000)
 Proceeds from long-term debt                                                         (8,500,000)              -         8,500,000
 Restricted cash collateral for long-term debt                                         8,500,000               -        (8,500,000)
 Proceeds from issuance of convertible preferred stock                                         -       7,251,000         7,251,000
 Advances from stockholder                                                                     -               -        10,728,000
 Proceeds from issuance of common stock                                                        -       1,221,000         8,721,000
 Net proceeds from initial public offering and exercise of over-allotment option               -               -        30,411,000
 Net proceeds from bridge financing                                                            -               -         6,195,000
 Net proceeds from loans from officers                                                         -               -           336,000
 Payments on capital lease obligations                                                  (231,000)       (281,000)         (556,000)
 Repayment of bridge financing                                                                 -               -        (7,000,000)
                                                                                  ------------------------------------------------
Net cash (used in) provided by financing activities                                     (231,000)      8,191,000        56,008,000
                                                                                  ------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                  (1,655,000)       (485,000)           13,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                       2,153,000         498,000                 -
                                                                                  ------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $    498,000    $     13,000      $     13,000
                                                                                  ================================================

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENT OF CASH FLOWS (continued)


                                                                                                                 PERIOD FROM
                                                                                                                  JANUARY 26
                                                                                                                     1990
                                                                                                                  (INCEPTION)
                                                                                       YEAR-ENDED DECEMBER 31,   TO DECEMBER 31,
                                                                                     -------------------------------------------
                                                                                         1999          2000             2000
                                                                                     -------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest                                                                $   805,000   $1,190,000    $ 3,166,000
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
 Stockholder advances converted to common stock                                                                   $10,728,000
 Loans from officer converted to common stock                                                                     $    36,000
 Common stock issued for noncash consideration and compensation                                                   $ 1,507,000
 Liabilities assumed from ASI                                                                                     $   400,000
 Common stock issued for in-process research and development acquired                                             $   361,000
 Equipment acquired under capital leases                                              $ 9,854,000   $  433,000    $10,327,000
 Deposit surrendered as payment for rents due                                                                     $    80,000
 Construction in progress acquired with restricted cash                               $   287,000                 $ 8,578,000


                 See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

   Advanced Aerodynamics & Structures, Inc. (the "Company" or "AASI") was incorporated in California on January 26, 1990. In July 1996, the Company reincorporated by merging into a newly formed corporation in Delaware. The Company is in the development stage of designing a multi-purpose light aircraft. Since its inception, the Company has been engaged primarily in research and development of its proposed aircraft the JETCRUZER 500. In June 1994, the FAA awarded the Company a Type Certificate for the JETCRUZER 450, which is a non-pressurized propjet aircraft powered by a smaller Pratt & Whitney engine. However, the Type Certificate is subject to a number of FAA limitations that were imposed as a result of the aircraft's early stage of development. For example, the maximum number of occupants was limited to five, as compared to the six passenger (including pilot) design configuration of the JETCRUZER 500, and the maximum operating speed was limited to 178 mph, as compared to the approximately 345 mph design speed of the JETCRUZER 500. The Company is amending the Type Certificate to remove these limitations in the certification of the JETCRUZER 500.

   In order to amend the Type Certificate to include the JETCRUZER 500, additional work is being performed on the aircraft by the Company, including adding a larger fuselage, pressurization, environmental systems, anti-icing capability, and autopilot certification, all of which will be necessary to produce the JETCRUZER 500 for commercial sale. Two model 500's have already been produced and flown with a third and fourth anticipated to be completed in the third and fourth quarter of 2001. The entire JETCRUZER program has almost a thousand hours of flight testing. Several hundred additional hours of testing will be required to obtain the amendment of the Type Certificate. The Company anticipates the certification amendment will be received in the year 2002. There can be no assurance, however, that obtaining the amendment will not take longer than anticipated.


2. FINANCIAL RESULTS AND LIQUIDITY

   The Company is currently in the process of developing their product and obtaining appropriate certification from the Federal Aviation
   Administration. To date, the Company has generated no sales revenue and none is projected until the Company can begin commercial production of their product and the certification process is complete. Prior to commencing commercial sales, the Company will need to, among other things, complete the development of the JETCRUZER 500 and obtain the requisite regulatory approvals. The Company incurred program development costs to date of approximately $37,868,000 and has recorded a cumulative net loss of $(61,127,000). The Company believes that the JETCRUZER 500 project will require approximately $18,000,000 and approximately 15 months to complete development of the JETCRUZER 500 and obtain an amendment of its FAA Type Certificate. This amount of money includes the cost of equipment and tooling, static and flight-testing of the aircraft, and the employment of the necessary personnel to build and test the aircraft. There can be no assurances, however, that the Company's cost to complete development of the JETCRUZER 500 will not exceed $18,000,000. Based upon the Company's current development spending levels, current working capital is insufficient to meet the Company's needs over the current fiscal year and through completion of the development of the JETCRUZER 500. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   The Company's management team has been developing a financial plan to address its working capital requirements. In January 2001, an additional $335,000 of Preferred Stock was issued and the Company received net proceeds of $300,000. The remaining $1,685,000 in Preferred Stock funding will not occur until certain criteria have been met. As discussed in Note 4, subsequent to the end of the year, the Company received net cash proceeds of $3,900,000 from the sale of convertible debentures to certain investors. Going forward, however, significant amounts of additional cash will be needed to continue the Company's development activities and ultimately production.

   The Company's management believes that its current working capital with the additional funding obtained subsequent to the year ended December 31, 2000 will be sufficient to finance its plan of operations through the end of the third quarter, at which time additional funding will be required and expected, either through the use of the Equity Line or additional debt financing. While there is no assurance that additional financing will be available, the Company's management believes that it has developed a financial plan that, if executed successfully, will substantially improve the Company's ability to meet its working capital requirements and ultimate production. However, there can be no assurances that the current timetable for completion of the development and certification of the aircraft will not be delayed beyond the 15 months. If the Company's estimates prove to be incorrect, or additional sources of financing prove to be unavailable, the Company will have to curtail its development plans.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Research And Development Costs

   All costs incurred in the design, testing, and certification of aircraft being developed by the Company (including cost of in-process research and development acquired) are expensed as incurred.

   Pre-operating costs

   Pre-operating costs are expensed as incurred.

   Advertising Expense

   Advertising costs are expensed as incurred. Advertising expense was $97,000 and $476,000 for the years ended December 31, 2000 and 1999, respectively.

   Cash Equivalents

   The Company considers all short-term, highly liquid instruments that have original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held by major financial institutions.

   Concentration Of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and restricted cash. The Company maintains its financial instruments with major financial institutions. At times, cash balances held by financial institutions were in excess of federal limits. The Company by policy, limits the amount of credit exposure to any one financial institution, and does not consider itself to have any significant concentrations of credit risk.

   Fair Value Of Financial Instruments

   The fair value of substantially all financial instruments of the Company approximates their carrying value in the aggregate due to their short-term maturity and/or prevailing market interest rates.

   Short-Term Investments

   The Company's investment strategies consider safety of principal, availability of funds and maximum return on investment. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Interest on securities classified as held-to-maturity is included in investment income.

   During the year ended December 31, 2000, the Company realized $36,000 in previously recorded gross unrealized losses on debt securities classified as "available for sale", which has been reported as comprehensive income in the statement of operations.

   Property, Plant And Equipment

   Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-10 years for machinery and equipment, 3-5 years for office furniture and equipment and 18 years for the building acquired under a capital lease. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. Included in depreciation expense is the amortization of assets acquired under capital leases.

   The Company reviews the recoverability of its long-lived assets, as required by Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of whenever significant events or changes occur which might impair the recovery of recorded costs. The measurement of possible impairment is either based upon significant losses or on the inability to recover the balance of the long-lived asset from expected future operating cash flows on an undiscounted basis. If an impairment exists, the amount of such impairment is calculated based upon the discounted cash flows or the market values as compared to the recorded costs. In management's opinion, no impairment existed at December 31, 2000.

   Income Taxes

   Income taxes are accounted for under the liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all or some portion of such deferred tax assets will not be realized.

   Stock-Based Compensation

   The Company grants stock options with an exercise price equal to at least the fair value of the stock at the date of grant. The Company has elected to continue to account for its employee stock-based compensation plans using an intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   In January 2000, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") No. 00-02: Accounting for Web Site Development Costs, which discusses how an entity should account for costs incurred to develop a Web site. EITF No. 00-02 is effective for Web site development costs incurred for fiscal quarters beginning after June 30, 2000. The Company adopted EITF No. 00-02 in 2000, which did not have a significant impact on the Company's results of operations.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 137, Accounting for Derivatives Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133 and by SFAS No. 138, Accounting for Certain Hedging Activities). SFAS No. 133 requires all derivatives to be measured at fair value and recognized as either assets or liabilities on the balance sheet. Changes in such fair values are required to be recognized immediately in net income (loss) to the extent the derivatives are not effective as hedges. SFAS No. 137 delayed the effective date to fiscal years beginning after June 15, 2000, and is effective for interim periods in the initial year of adoption. SFAS No. 138 was issued in June 2000 in amend the accounting and reporting standard of SFAS No. 133 for certain derivative instruments and certain hedging activities. At the present time, the Company does not expect SFAS No. 133, as amended, to have any effect on the Company's financial position, results of operations, or cash flows because the Company does not presently use derivatives or engage in hedging activities.

4. SALE OF CONVERTIBLE DEBENTURES

   The Company obtained new financing on March 27, 2001 of up to $5,000,000, with an availability of up to an additional $3,000,000. The additional amount becomes available after certain criteria have been met, as defined in the agreement. The Company issued $4,100,000 in Secured Convertible Notes net of expenses of $200,000, with an interest rate of 5% to accredited investors, as defined by Regulation D rules issued by the Securities and Exchange Commission under the Securities Act of 1933. Attached to the Notes are warrants to purchase 2 shares of Common stock for every one dollar in Notes, at a purchase price calculated based upon the then market price of the stock at the date of exercise. Additionally, in connection with this transaction, the Company issued a "Finders note" for 8% of the purchase price of the Notes. The Finder note has terms similar to the convertible notes, including warrants to purchase common stock. The Company is required to file a proxy statement relating to the approval of the transaction with the SEC within 45 days of the closing date and make best efforts to be `effective' within 120 days of the Closing date. Additionally, the Company shall file within 30 days of the Closing date and have declared effective within 120 days of the Closing date a Form S-3 Registration Statement. The Company is required to register 200% of the number of Common shares required for the conversion of the Notes and 100% of the number of Common shares required for the exercise of the warrants. There is a Mandatory redemption requirement at 125% of the unpaid principal balance and unpaid interest upon the occurrence of default or if the Company is prohibited from issuing shares of Common stock. Additionally, the Company may put the additional notes to the note holders upon meeting certain covenants related to the availability of trading of the stock, trading volume and market price and other milestones.

5. PROPERTY, PLANT AND EQUIPMENT

   Property and equipment, net consist of the following:

        Building                                                                   $ 9,800,000
        Office furniture and equipment                                               1,228,000
        Machinery and equipment                                                      5,543,000
                                                                                   -----------
        Gross property and equipment                                                16,571,000
        Accumulated depreciation and amortization                                   (3,990,000)
                                                                                   -----------
        Property, Plant, and equipment                                             $12,581,000
                                                                                   ===========

   As described in note 8, the building is held under a capital lease. In addition, included in office furniture and equipment and machinery and equipment are assets acquired under capital leases in the amount of $423,000 and $303,000 in cost, respectively net of $143,000 and $17,000 of accumulated depreciation, respectively. The Company capitalizes interest in the amount of $253,000 for the year ended December 31, 2000.

6  INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 are as follows:

        Deferred tax assets:
           Federal net operating loss carryforward                                         $ 19,747,000
           State net operating loss carryforward                                              1,850,000
           Research & development credits                                                     1,898,000
           Other                                                                                321,000
                                                                                           ------------
        Total deferred tax assets                                                            23,816,000

        Deferred tax liabilities:
           Tax over book depreciation                                                          (382,000)
                                                                                           ------------
           Total net deferred tax assets                                                     23,434,000
                                                                                           ------------
           Valuation allowance                                                              (23,434,000)
                                                                                           ------------
                                                                                           $          -
                                                                                           ============

   At December 31, 2000, the Company had U.S. Federal and California state net operating loss ("NOL") carryforwards of approximately $59,238,000 million and $19,896,000 million, respectively. Federal NOLs could, if unused, expire in varying amounts in the years 2004 through 2020. California NOLs, if unused, could expire in varying amounts from 2001 through 2010.

   At December 31, 2000, the Company had Federal and California research and development ("R&D") credit carryforwards of approximately $1,356,000 and $542,000, respectively. The Federal R&D credit carryforwards will expire beginning in 2004. The California R&D credit carryforwards can be carried forward indefinitely.

   The provision for income taxes is as follows:

                                                                                     December 31,              December 31,
                                                                                         1999                    2000
                                                                                  ----------------------------------------
          Deferred:
           Federal                                                                    $(3,505,000)            $(3,834,000)
           State                                                                         (444,000)               (416,000)
                                                                                  ----------------------------------------
           Total deferred                                                              (3,949,000)             (4,250,000)
          Increase in valuation allowance                                               3,949,000               4,250,000
                                                                                  ----------------------------------------
                                                                                      $         -             $         -
                                                                                  ========================================

   Utilization of the net operating loss and tax credit carryforwards may be subject to an annual limitation if a change in the Company's ownership should occur as defined by Section 382 and Section 383 of the Internal Revenue Code.

   As a result of the Company's operating losses, no income tax provision has been recorded in 1999 and 2000.

7.  RELATED PARTY TRANSACTIONS

   In 1995 and through August 1996, an officer of the Company made loans to the Company in the aggregate principal amount of $562,000 bearing interest at 12% per annum. In May 1996, $336,000 of such loans were converted into 187,118 shares of Class B Common Stock and 374,236 shares each of Class E-1 and Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with accrued interest of $36,000, was repaid with the proceeds of bridge notes.

   On December 23, 1993, the Company entered into an agreement with a stockholder to convert advances from such stockholder aggregating $10,478,000 at that date into 584,074 shares of Class B Common Stock, and 1,168,148 shares each of Class E-1 and Class E-2 Common Stock. The Company issued these shares in June 1996. Interest expense was not recorded on these advances subsequent to December 23, 1993 due to the intent to convert the advances into stockholders' equity. In 1994, the stockholder provided additional advances aggregating $250,000, which were converted into 13,937 shares of Class B Common Stock and 27,873 shares each of Class E-1 and Class E-2 Common Stock in June 1996. Based on prevailing market rates, imputed interest of $11,000 in 1996, and $810,000 for the period from January 26, 1990 (inception) to December 31, 1996 on the advances was charged to expense and credited to additional paid-in capital.

   In May 1996, the Company entered into an employment agreement with the Company's President, which extends to April 30, 2004 and provides for an annual salary of $200,000. If the employment agreement is terminated by the Company without cause, the President may be entitled to receive up to eighteen months' salary as a severance payment. In consideration of the termination of a previous employment agreement the Company issued 577,823, 1,155,647 and 1,155,647 shares of Class B, Class E-1 and Class E-2 common stock, respectively, to the Company's President.

   Also in May 1996, an officer of the Company was awarded 17,460 shares of Class B Common Stock and 34,919 shares each of Class E-1 and Class E-2 Common Stock for services rendered. Compensation cost of $31,000 was charged to expense in 1996 based on the fair value of the stock awarded by reference to an independent appraisal.

8. COMMITMENTS AND CONTINGENCIES

   In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At December 31, 2000, the Company is not a party to any action which would have a material impact on its financial condition results of operations, or cash flows.

   The Company leases approximately 10 acres of land located at the Long Beach Airport in Long Beach, California. The lease commenced on January 14, 1998 and has a term of 30 years with an option to renew for an additional 10 year term. The lease also contains options to lease other airport properties. The lease contains incremental increases which escalate the monthly rent to approximately $15,600 after 5 years. The aggregate minimum payments under the lease have been included in the table below.

   Pursuant to an Agreement dated May 19, 1999, the Company sold its leasehold interest in real property located at 3205 Lakewood Boulevard, Long Beach, California, together with the manufacturing hangar facility (approximately 205,000 square feet) and finished office space (approximately 22,000 square feet) owned by the Company. The cash purchase price was $9,800,000. As part of this transaction, the Company entered into an agreement to sublease the land and lease the manufacturing hanger facility and finished office space to the Company for a term of 18 years, plus an option to extend the lease for an additional 10 years. The $246,000 deferred gain on the sale of the facility is being amortized over the 18 year lease term.

   During the year, the Company entered into a capital lease agreement for a new computer system. As required under the agreement, the Company purchased certificates of deposit amounting to $405,000. These certificates are being used as collateral under the lease, and as such, have been recorded as restricted cash in the accompanying financial statements.

   Future minimum lease payments applicable to non-cancelable operating leases and capital leases as of December 31, 2000, are as follows:

                                                                                    CAPITAL           OPERATING
                                                                                     LEASES             LEASES
                                                                             --------------------------------------
     2001                                                                         $  1,504,000         $  115,000
     2002                                                                            1,498,000            189,000
     2003                                                                            1,482,000            187,000
     2004                                                                            1,365,000            187,000
     2005                                                                            1,274,000            187,000
     Thereafter                                                                     14,521,000          4,134,000
                                                                                 -------------         ----------
     Net future minimum lease payments                                              21,644,000         $4,999,000
                                                                                                       ==========
     Amount representing interest                                                  (11,622,000)
                                                                                  ------------
     Present value of minimum lease payments                                      $ 10,022,000
                                                                                  ============

   The Company incurred rent expense of $175,000 and $180,000, for the years ended December 31, 1999 and 2000, respectively.

9.  STOCKHOLDERS' EQUITY

   Upon formation of AASI, an aircraft prototype and related proprietary technology were contributed by Aerodynamics and Structures, Inc. ("ASI") in exchange for 2,500,764 AASI common shares with a fair value of $250,000. In connection with this exchange, the Company also assumed ASI's liabilities of approximately $400,000. Three other individuals contributed technical information in exchange for 1,113,740 AASI common shares with a fair value of $111,000. Such technology and prototype acquired were immediately expensed as in- process research and development. Finally, certain investors contributed $7,500,000 in cash in exchange for 7,500,000 shares of convertible preferred stock of AASI. ASI was subsequently liquidated and its sole asset, investment in AASI common shares, was distributed to ASI's stockholders. Upon reincorporation of the Company, the Company's aforementioned common and preferred shares were converted into approximately 619,588, 1,239,177 and 1,239,177 shares, respectively, of Class B, Class E-1 and Class E-2 Common Stock.

   During 1996 the Company successfully completed its initial public offering of 6,900,000 units including exercise of the over allotment option. Each unit sold is composed on one share of Class A common stock, one class A warrant and one class B warrant. The net proceeds of the offering of $30,411,000 were used to finance the continued development, manufacture and marketing of its product to achieve commercial viability. Additionally, in February of 1998 a stockholder of the Company converted 99,676 shares of Class B common Stock to 99,676 shares of Class A Common Stock. The conversion resulted in an increase in Class A Common Stock to 6,999,676 and a decrease in the number of outstanding shares of Class B Common Stock to 1,900,324.

   The rights and privileges of holders of Class A, Class B, Class E-1 and Class E-2 Common Stock are substantially the same on a share-for-share basis, except that: (i) the holder of each outstanding share of Class A Common Stock is entitled to one vote and the holder of each outstanding share of Class B, Class E-1 and Class E-2 Common Stock is entitled to five votes; and (ii) Class B Common Stock cannot be transferred or sold for thirteen months following the effective date of the initial public offering, after which time the Class B Common Stock may be converted at any time at the option of the holder into one share of Class A Common Stock.

   All shares of Class E-1 and Class E-2 Common Stock ("Performance Shares") are not transferable or assignable and may be converted into shares of Class B Common Stock in the event income before provision for income taxes, exclusive of any extraordinary earnings or losses, reaches certain targets over the next seven years, or if the market price of the Class A Common Stock reaches specified levels over the next three years. With respect to targeted earnings, Class E-1 Common Stock shares may be converted if pretax income exceeds $36.0 million in 2001, $45.00 million in 2002 and $56.0 million in 2003. Class E-2 Common Stock shares may be converted if pretax income exceeds, $45.0 million in 2001, $56.3 million in 2002 or $69.5 million in 2003. With respect to market price levels, the Class E-1 Common Stock shares may be converted if, commencing 18 months after December 3, 1996 and ending 36 months thereafter, the bid price of the Company's Class A Common Stock averages $18.50 per share for 30 consecutive business days. Class E-2 Common Stock shares may be converted if commencing 18 months after December 3, 1996 and ending 36 months thereafter, the bid price of the Company's Class A Common Stock averages in excess of $23.00 for 30 consecutive business days. All Performance Shares that have not been converted by March 31, 2004 may be redeemed by the Company for $.01 per share. For accounting purposes, the Performance Shares are treated in a manner similar to a variable stock option award. As a consequence, a compensation charge will be recorded in an amount equal to the then fair value of any Performance Shares that are ultimately converted into Class B Common Stock.

   Upon the closing of the Initial Public Offering, the Company granted to the Underwriter Unit Purchase Option to purchase up to 600,000 Units and previously issued bridge warrants were converted into one Class A Warrant ("Public Warrant") which is identical in all respects to the Class A Warrant. The fair value of the Bridge Warrants ($473,000), together with the cost of issuance (approximately $805,000), has been treated as additional interest expense over the term of the Bridge Notes. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Underwriter or member of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from December 6, 1996 at an exercise price of $6.50 per Unit (130% of the initial public
   offering price) subject to adjustment under certain circumstances.   The
   holders of the Unit Purchase Option have certain demand and piggyback registration rights.

   The Class A Warrants issued in connection with the Company's initial public offering in 1996, entitle the holder to purchase one share of Class A Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock. Class A Warrants and Class B Warrants may be exercised at an exercise price of $6.50 and $8.75, respectively, at anytime until December 3, 2001. Currently Class A Warrants are subject to redemption by the Company, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $12.00 per share. Currently Class B Warrants are subject to redemption by the Company upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall exceed $15.00 per share.

   Preferred Stock

   As of December 31, 2000, the Company received $7,251,000 in net cash proceeds related to a preferred stock agreement to issue up to 100,000 shares of 5% Cumulatived Convertible Series A Preferred Stock ("Preferred Stock") with a stated value of $100 per share and Common Stock Purchase Warrants to purchase Class A Common Stock, for the aggregated purchase price of $10 million. As of December 31, 2000, the Company issued 79,800 shares of Preferred stock with a stated value of $7,980,000 and 954,000 detachable warrants and paid $728,000 in commissions and legal fees. Subsequent to the end of the year, the Company issued an additional $335,000 of Preferred Stock. The remaining $1,685,000 in Preferred Stock funding will not occur until certain criteria have been met.

   Additionally, as consideration for the transaction placement warrants to purchase up to 762,000 shares of Class A Common Stock were issued. Fair values of $1,231,000 and $987,000 for the detachable warrants and the placement warrants, respectively, have been included in stockholders' equity and are netted as a discount to the Preferred Stock. The Warrants are exercisable in installments and the terms for the placement warrants are similar to the terms of the detachable warrants issued with the Preferred Stock. The fair value for these warrants was estimated at the dates of grant using a black-scholes pricing model with the following weighted-average assumptions: risk-free interest rates of 6.43% to 5.87% dividend yields of 0%; a volatility factor of .866 to .839 and an expected life of the warrants of 3 years.

   Holders of the Preferred Stock are entitled to receive cash dividends, payable quarterly and have preferential liquidation rights above all other issuances of Common Stock for an amount equal to the stated value. The Preferred Stock and unpaid dividends is convertible into shares of Common Stock equal to an amount determined by the market value at the date of close of the common stock, adjusted for changes in the market price prior to the conversion. The Preferred stockholder does not have voting rights. As of December 31, 2000, the Company has dividends in arrears for the Preferred Shares totaling $246,000 or $3.57 per share.

   For the period ended December 31, 2000, various Preferred Stockholder's converted a total of 10,891 shares plus dividends in arrears into 712,663 shares of Class A Common Stock. Subsequent to the end of the year, certain Preferred Stockholder's additionally converted a total of 17,393 shares plus dividends in arrears into 7,122,895 shares of Class A Common Stock. No Warrants have been exercised during the year ended December 31, 2000.

   The Preferred stock was issued with a conversion price of $3.685. This resulted in a beneficial conversion feature since the conversion price was below market at the time of the issuance. The discount on the Preferred Stock of $342,000 was immediately amortized to Accumulated Deficit, as the Preferred Stockholders are able to convert to common stock immediately upon issuance of the Preferred Stock.

   Equity Line Of Credit

   On August 15, 2000, the Company signed a Private Equity Line of Credit Agreement ("Equity Line") to sell up to $20,000,000 of Common Stock over the course of two years. This Equity Line enables the Company to request, at the Company's sole discretion, that the investors purchase certain amounts of shares every 15 days at a price equal to 92% or 93% of the market price. Each request will be for a minimum of $200,000 and subject to a maximum of $1,500,000. The Company has sold 1,252,160 shares under the Equity Agreement for net cash proceeds of $1,221,000, during the year ended December 31, 2000. Additional drawings on this Equity Line are dependent upon stock market conditions which, at the latter part of 2000 and beginning of 2001 seriously limited such drawings. In January 2001, the Company issued an additional 3,118,000 shares of Common Stock for net cash proceeds of $867,000. In connection with the Equity Line, warrants to purchase 250,000 shares of Common Stock over the next three years at a stock price at $3.15 were issued. The fair value of these warrants were estimated on August 15, 2000 using a black-scholes pricing model with the following weighted average assumptions: risk-fee interest 6.12; dividend yield of 0%; a volatility factor of .855 and an expected life of three years. The fair value related to these warrants of $358,000 has been included in stockholders' equity. No warrants were exercised as of December 31, 2000.

   The Company has reserved approximately 55,850,000 shares of Class A Common Stock for future issuance for the following conversions: 1,900,000 shares issuable upon the conversion of Class B common stock currently outstanding; 8,000,000 shares issuable upon the conversion of Class E common stock; 27,700,000 shares issuable upon the exercise of purchase warrants; 1,800,000 shares issuable upon the exercise of a 600,000 unit purchase option by the Company's underwriter; 2,500,000 shares issuable under the Stock Option Plan; 12,000,000 shares issuable upon conversion of the outstanding Preferred Stock; 1,700,000 shares issuable upon the exercise of the detachable warrants and the placements warrants and 250,000 shares issuable upon the exercise of warrants issued in connection with the Equity Line.

10. STOCK OPTIONS

   In July 1996, the Company's Board of Directors approved the Stock Option Plan (the "Plan"). The 1996 plan provides for the grant of incentive and non-qualified stock options to certain employees, officers, directors, consultants, and agents of the Company. In March 1998, the Board of Directors adopted the 1998 Stock Option Plan that authorizes the Company to grant additional options for up to 500,000 shares of Class A Common Stock. Under the combined plans, the Company may grant options with respect to a total of 1,000,000 shares of the Class A Common Stock. Options are to be granted at not less than fair market value, vest in equal annual installments over five years and may be exercised for a period of one to ten years as determined by the Board of Directors. In September 2000, the Company adopted the 2000 Stock Option Plan which allows the Company to grant options of up to 1,500,000 shares of Class A common stock. The 2000 Stock Option Plan is designed to serve as an incentive to directors, officers, and key employees to focus their services on achieving superior earnings performance and increasing the value of the stockholders' proprietary interest in the Company. The Stock Option Plan vests broad discretionary power in the Plan Committee, including the power to (i) select eligible optionees to be granted stock options, (ii) set the option exercise price (subject to certain restrictions), (iii) establish the duration of each option (not to exceed ten years), (iv) specify the method of exercise, and (v) designate the medium and time of payment. The Stock Option Plan will terminate in 2010, unless sooner terminated by the Board. No options may be granted after termination of the Stock Option Plan, although Options outstanding at the time of termination will continue to be exercisable in accordance with their terms.

   Transactions under each of the three plans during the year ended December 31, 1999 and 2000 are summarized as follows:

                                                                                                       WEIGHTED
                                                                                                    AVERAGE EXERCISE
                                                                                 SHARES                  PRICE
                                                                       ------------------------------------------------
       Outstanding at December 31, 1998                                          593,000                  $5.00
          Granted                                                                132,000                  $5.00
          Exercised                                                                   --                      -
          Canceled                                                              (137,000)                 $5.00
                                                                                --------
        Outstanding at December 31, 1999                                         588,000                  $5.00
          Granted                                                                      -                      -
          Exercised                                                                    -                      -
          Canceled                                                               (74,000)                 $5.00
                                                                                --------
        Outstanding at December 31, 2000                                         514,000

   The weighted average fair value of options granted during 1999 was $2.22, per option. No options were granted in 2000. The weighted average exercise price for 1999 and 2000 was $5.00. The weighted average remaining contractual life of options outstanding is 8.06 years and 7.06 years for 1999 and 2000, respectively. As of December 31, 1999 and 2000, 185,000 and 268,000 options were exercisable at a weighted average exercise price of $5.00 per option.
   At December 31, 2000, options to purchase 1,675,000 shares of Class A Common Stock were available for future grants under the 1996, 1998 and 2000 Plans.

   If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net loss and net loss per share would have been increased to the pro forma amounts shown below:

                                                                                              Years Ended December 31,
                                                                             ---------------------------------------------------
                                                                                         1999                        2000
                                                                             ---------------------------------------------------
   Pro forma net loss                                                                $(9,712,000)               $(10,936,000)
   Pro forma net loss per share:                                                     $     (1.09)               $      (1.24)

   The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.81% for 1999 and 2000; dividend yields of 0% for 1999 and 2000; volatility factors of the expected market price of the Company's common stock of .863 for 1999 and 2000; and a weighted average expected life of the option of 10 years for both 1999 and 2000.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

11.  INDUSTRIAL DEVELOPMENT BONDS

   On August 5, 1997, the Company entered into a loan agreement in connection with industrial development bonds (IDB) issued by the California Economic Development financing Authority. The Company has established in the trustee's favor a bank letter of credit for the principal amount of $8,500,000 plus 45 days accrued interest on the bonds, which is secured by $8,500,000 of Company restricted cash. The bonds mature August 1, 2027 at which time all outstanding amounts become due and payable. The Company has used the proceeds for the IDBs to finance the construction and installation of the 200,000 square foot manufacturing facility and related manufacturing equipment which the Company moved into on November 16, 1998. On June 1, 1999, the Company retired all the industrial development bonds using the restricted cash previously held as security for the IDB.

12. BENEFIT PLAN

   The Company has a 401(k) savings plan and a profit sharing plan, covering substantially all full time employees. The Company may make discretionary contributions, under the profit sharing plan, as authorized by the Board of Directors. The Company has not made any profit sharing contributions to the Plan.

13. PER SHARE INFORMATION

   The Company calculates basic net loss per share as required by SFAS No. 128, "Earnings per Share". Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities, and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. The following table sets forth the computation of basic loss per share:

                                                                                       1999                      2000
                                                                              ---------------------------------------------
Numerator
  Loss before extraordinary item                                                     $(9,341,000)             $(10,715,000)
  Amortization of Discount on Preferred Stock                                                  -                  (620,000)
  Dividend in Arrears                                                                          -                  (246,000)
                                                                              --------------------------------------------
  Numerator for basic loss per share                                                 $(9,341,000)             $(11,581,000)
                                                                              ============================================
Denominator
  Weighted average shares of Class B Shares                                            1,900,000                  1,900,00
  Weighted average shares of Class A Shares                                            7,000,000                 7,268,000
                                                                              --------------------------------------------
Denominator for basic loss per share                                                   8,900,000                 9,168,000
                                                                              --------------------------------------------
Basic loss per share                                                                      $(1.05)                   $(1.26)
                                                                              ============================================

================================================================================


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary...........................................................  1
Risk Factors.................................................................  3
Use of Proceeds..............................................................  9
Price Range of Common Stock.................................................. 10
Dividend Policy.............................................................. 10
Management's Discussion and Analysis or Plan of Operation.................... 10
Business..................................................................... 14
Management................................................................... 22
Description of Securities.................................................... 28
Shares Eligible For Future Sale.............................................. 32
Plan of Distribution......................................................... 33
Selling Shareholders......................................................... 34
Legal Matters................................................................ 35
Experts...................................................................... 35
Available Information........................................................ 36
Index to Financial Statements................................................ 37



                               454,690,576 SHARES
                                 OF COMMON STOCK




                             Advanced Aerodynamics &
                                Structures, Inc.





                                   PROSPECTUS






                                December __, 2001



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to Section 145 of the General Corporation Law of the State of Delaware. As permitted by Delaware law, the Company's Certificate of Incorporation contains an article limiting the personal liability of directors. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.

         The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of Dr. Carl Chen, Gene Comfort, and C.M. Cheng (collectively, the "Indemnitees"). The Indemnification Agreements permit the Company to indemnify the Indemnitees for liabilities and expenses arising from certain actions taken by the Indemnitees for or on behalf of the Company and require indemnification in certain circumstances.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The registrant estimates that expenses in connection with the distribution described in this registration atatement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by AASI. See "Plan of Distribution."

             SEC registration fee                              $28,820.00
             Printing expenses*                                  5,000.00
             Accounting fees and expenses*                       6,000.00
             Legal fees and expenses*                            2,000.00

             Total                                             $41,820.00
                                                               ==========

* Estimated.

ITEM 27. EXHIBITS.


         The following exhibits are filed or incorporated by reference as part of this Registration Statement.

          Exhibit No.    Description
          -----------    -----------

(1)       3.1            Certificate of Incorporation

(2)       3.2            Bylaws

(1)       3.3            Amended and Restated Certificate of Incorporation

(10)      3.4            Amendment to the Certificate of Incorporation

(7)       3.5            Certificate of Designation

      Exhibit No.    Description
      -----------    -----------

(8)   3.6            Amendment to Certificate of Designation

(1)   4.1            Specimen Certificate of Class A Common Stock

(1)   4.2            Warrant Agreement (including form of Class A and Class B Warrant Certificates

(1)   4.3            Form of Underwriter's Unit Purchase Option

(6)   4.4            Form of March 2000 Subscription Agreement between the Registrant and the Series A
                     Preferred Stock Subscribers

(6)   4.5            Form of Common Stock Purchase Warrant to be issued to the Series A
                     Preferred Stock Subscribers and Placement Agents

(6)   4.6            Form of Special Common Stock Purchase Warrant to be issued to the Series A
                     Preferred Placement Agent

(6)   4.7            Form of Funds Escrow Agreement related to the March 2000 Subscription Agreement

(7)   4.8            Private Equity Line of Credit Agreement, dated August 15, 2000, between the Company and certain Investors

(7)   4.9            Registration Rights Agreement between the Company and the investors participating in the
                     Private Equity Line of Credit Agreement

(7)   4.10           Form of Warrant issued in connection with Private Equity Line of Credit Agreement

(8)   4.11           Waiver Agreement between the Registrant and the Series A Preferred  Stock
                     Subscribers

(8)   4.12           Form of March 27, 2001, Subscription Agreement between the Registrant and the 5% Secured Convertible Note
                     Subscribers

(8)   4.13           Form of March 27, 2001, Secured Convertible Note between the Registrant and the 5% Secured Convertible
                     Note Subscribers

(8)   4.14           Form of March 27, 2001, Common Stock Purchase Warrant to be issued to the 5% Secured Convertible Note
                     Subscribers

(8)   4.15           Form of March 27, 2001, Collateral Agent Agreement between the Collateral Agent and the 5% Secured
                     Convertible Note Subscribers

(8)   4.16           Form of March 27, 2001, Security Agreement between the Registrant and the Collateral Agent

(8)   4.17           Form of March 27, 2001, Funds Escrow Agreement for 5% Secured Convertible Note transaction

      4.18           Form of June 27, 2001, Subscription Agreement ("SA") and Form of Note (Exhibit A to the SA) and Form of
                     Warrant (Exhibit D to the SA) (filed herewith)

      4.19           Form of June 27, 2001, Funds Escrow Agreement (filed herewith)


         Exhibit No.   Description
         -----------   -----------

(9)      4.20         Form of October 26, 2001  Subscription  Agreement ("SA") and Form of Secured Note (Exhibit
                       A to the SA) and Form of Warrant (Exhibit D to the SA)

(9)      4.21          Form of October 26, 2001 Security Agreement

(9)      4.22          Form of October 26, 2001 Lockup Agreement

(9)      4.23          Form of October 26, 2001 Put Agreement

         5.1           Form of Opinion of Luce,  Forward,  Hamilton & Scripps LLP as to  legality  of  securities being offered (filed herewith)

(1)     10.1           Form of Indemnification Agreement

(2)     10.2           Amended 1996 Stock Option File

(1)     10.3           Employment Agreement dated as of May 1, 1996 between the Company and Dr. Carl L. Chen

(1)     10.4           Agreement of Merger  dated July 16, 1996 between  Advanced  Aerodynamics  and  Structures,
                       Inc., California  corporation,  and Advanced  Aerodynamics & Structures,  Inc., a Delaware
                       corporation

(2)     10.5           Lease dated December 19, 1996 between Olen Properties  Corp., a Florida  corporation,  and the Company

(3)     10.6           Standard Sublease dated June 27, 1997 with Budget Rent-a-Car of Southern California

(3)     10.7           Standard Sublease dated July 16, 1997 with Budget Rent-a-Car of Southern California

(3)     10.8           Standard  Industrial/Commercial  Multi-Tenant  Lease-Gross  dated  March 12, 1997 with the
                       Golgolab Family Trust

(5)     10.9           Loan Agreement dated as of August 1, 1997 between the Company and the California  Economic
                       Development Authority

(5)     10.10          Indenture  of Trust dated as of August 1, 1997  between  the  Company  and the  California
                       Economic Development Authority and First Trust of California, National Association

(4)     10.11          Official Statement dated August 5, 1997

(5)     10.12          Letter of Credit issued by The Sumitomo Bank, Limited

(5)     10.13          Reimbursement  Agreement  dated as of August 1, 1997  between the Company and the Sumitomo
                       Bank, Limited

(5)     10.14          Purchase  Contract  dated August 1, 1997 by and among Rauscher  Pierce  Refnes,  Inc., the
                       California  Economic  Development  Authority and the Treasurer of the State of California,
                       and approved by the Company

(5)     10.15          Remarketing  Agreement  dated as of August 1, 1997 between the Company and Rauscher Pierce
                       Refnes, Inc


             Exhibit No.    Description
             -----------    -----------

(5)          10.16          Blanket Letters of Representations of the California  Economic  Development  Authority and
                            First Trust of California, National Association

(5)          10.17          Tax Regulatory  Agreement dated as of August 1, 1997 by and among the California  Economic
                            Development Authority, the Company and First Trust of California, National Association

(5)          10.18          Custody,  Pledge and Security Agreement dated as of August 1, 1997 between the Company and
                            The Sumitomo Bank, Limited

(5)          10.19          Investment  Agreement  dated  August 5, 1997 by and between  the Company and the  Sumitomo
                            Bank, Limited

(5)          10.20          Specimen Direct Obligation Note between the Company and the Sumitomo Bank, Limited

(4)          10.21          Lease Agreement dated October 17, 1997 between the Company and the City of Long Beach

(4)          10.22          Construction  Agreement  dated  October  29,  1997  between  the  Company  and  Commercial
                            Developments International/West

             23.1           Consent of Ernst & Young LLP (filed herewith)

             23.2           Consent of legal counsel (See Exhibit 5.1)

             24.1           Power of Attorney (filed as part of the signature page to the Registration Statement)

                            (1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (333-12273)
                            filed on September 19, 1996, declared effective by the Securities and Exchange Commission on
                            December 3, 1996.

                            (2) Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and
                            Exchange Commission on March 31, 1997.

                            (3) Incorporated by reference by the Company's Post-Effective Amendment No. 1 to Form SB-2
                            Registration Statement filed with the Securities and Exchange Commission on August 5, 1997.

                            (4) Filed by paper pursuant to the Company's request for a temporary hardship exemption relating to this report.

                            (5) Incorporated by reference to the Company's Report on Form 10-QSB filed with the Securities and
                            Exchange Commission on November 14, 1997.

                            (6) Incorporated by reference to the Company's Report in Form 10-KSB for the year ended December 31,
                            1999, filed with the Securities and Exchange Commission on March 30, 2000.

                            (7) Incorporated by reference to the Company's Report on Form SB-2 filed with the Securities and
                            Exchange Commission on September 5, 2000.

                            (8) Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2001.

                            (9) Incorporated by reference to the Company's Report on Form 10-Q filed with the Securities and
                            Exchange Commission on November 14, 2001.

                            (10) Incorporated by reference to the Company's Definitive Information Statement filed with the
                            Securities and Exchange Commission on November 21, 2001.


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 11, 2001.

                                        ADVANCED AERODYNAMICS & STRUCTURES, INC.


                                        By:      /s/ Carl L. Chen
                                           -------------------------------------
                                                 Carl L. Chen, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Carl L. Chen as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                     Title                                 Date

/s/ CARL L. CHEN              President, Chief Executive            December 11, 2001
-------------------------
Carl L. Chen                  Officer, and Chairman of the Board


/s/ DAVE TURNER               Vice President - Finance and Chief    December 11, 2001
-------------------------
Dave Turner                   Financial Officer and Secretary

/s/ C.M. CHENG                Director                              December 11, 2001
-------------------------
C.M. Cheng

/s/ S.B. LAI                  Director                              December 11, 2001
-------------------------
S.B. Lai

/s/ ROBERT P. KAPLAN          Director                              December 11, 2001
-------------------------
Robert P. Kaplan


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